As filed with the Securities and Exchange Commission on October 9, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

U.S. Energy Corp.

(Exact name of registrant as specified in its charter)

Delaware	1311	83-0205516
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

1616 S. Voss Road, Suite 725

Houston, Texas 77057
(346) 509-8734

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ryan L. Smith
Chief Executive Officer
U.S. Energy Corp.
1616 S. Voss Road, Suite 725

Houston, Texas 77057
(346) 509-8734

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

David M. Loev, Esq.
John S. Gillies, Esq.
The Loev Law Firm, PC
6300 West Loop South, Suite 280
Bellaire, Texas 77401
Telephone: (713) 524-4110

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The Selling Stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED OCTOBER 9, 2025

Up to 24,100,000 Shares of Common Stock

This prospectus relates to the offer and sale of up to 24,100,000 shares of common stock, par value $0.01 per share (“Common Stock”), of U.S. Energy Corp., a Delaware corporation (the “Company”, “we” or “us”), by Roth Principal Investments, LLC, whom we refer to in this prospectus as “Roth Principal Investments” or the “Selling Stockholder.”

The shares of Common Stock to which this prospectus relates have been or may be issued by us to Roth Principal Investments pursuant to a Common Stock Purchase Agreement, dated as of October 9, 2025, we entered into with Roth Principal Investments, which we refer to in this prospectus as the Purchase Agreement. Such shares of Common Stock include (i) up to 23,876,859 shares that we may, in our sole discretion, elect sell to Roth Principal Investments, from time to time after the date of this prospectus, pursuant to the Purchase Agreement; and (ii) 223,141 shares of Common Stock we issued to Roth Principal Investments, upon our execution of the Purchase Agreement on October 9, 2025, as consideration for its commitment to purchase shares of our Common Stock that we may, in our sole discretion, direct Roth Principal Investments to purchase from us pursuant to the Purchase Agreement, from time to time after the date of this prospectus and during the term of the Purchase Agreement (the “Commitment Shares”). As of the date of this prospectus, we have not issued any shares of Common Stock to Roth Principal Investments under the Purchase Agreement other than the Commitment Shares.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of Common Stock by the Selling Stockholder. However, we may receive up to $25,000,000 aggregate gross proceeds under the Purchase Agreement from sales of Common Stock we may elect to make to Roth Principal Investments pursuant to the Purchase Agreement after the date of this prospectus. See “The Committed Equity Facility” for a description of the Purchase Agreement and “Selling Stockholder” for additional information regarding Roth Principal Investments.

Roth Principal Investments may sell or otherwise dispose of the Common Stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution (Conflict of Interest)” for more information about how Roth Principal Investments may sell or otherwise dispose of the Common Stock pursuant to this prospectus. Roth Principal Investments is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, or the Securities Act.

We will pay the expenses incurred in registering under the Securities Act the offer and sale of the shares of Common Stock to which this prospectus relates by the Selling Stockholder, including legal and accounting fees. We have also engaged D. Boral Capital, LLC to act as a “qualified independent underwriter” in this offering and have agreed to pay their fees for such services. See “Plan of Distribution (Conflict of Interest)” beginning on page 40.

Our Common Stock is currently listed on The Nasdaq Capital Market, or Nasdaq, under the symbol “USEG”. On October 8, 2025, the last reported sales price of our Common Stock, as reported on Nasdaq, was $1.21 per share.

You should read this prospectus, together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” carefully before you invest in any of our securities.

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks that we have described under, and incorporated by reference in, “Risk Factors” beginning on page 15 of this prospectus, any prospectus supplement, and in our reports filed with the Securities and Exchange Commission which are incorporated by reference herein for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is           , 2025.

ABOUT THIS PROSPECTUS

This prospectus, including information incorporated by reference herein, is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) under the Securities Act. Under this prospectus, the Selling Stockholder may, from time to time, sell shares of our Common Stock described in this prospectus in one or more transactions, as described herein. This prospectus provides you with a general description of the securities offered by the Selling Stockholder. Any prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement.

For investors outside of the United States: Neither we nor the Selling Stockholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside of the United States.

The registration statement we filed with the SEC includes exhibits that provide more detail of the matters discussed in this prospectus. This prospectus, including information incorporated by reference herein, contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read this prospectus, including the information incorporated by reference herein, and the related exhibits filed with the SEC and any prospectus supplement, together with additional information incorporated by reference herein and described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” before making your investment decision.

You should rely only on this prospectus, the information incorporated by reference herein, any prospectus supplement and the registration statement. Neither we nor the Selling Stockholder has authorized anyone else to provide you with different or additional information other than this prospectus or information incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. Offers to sell, and solicitations of offers to buy, our Common Stock are being made only in jurisdictions where offers and sales are permitted. You should assume that the information in this prospectus and any prospectus supplement, or incorporated by reference, is accurate only as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Before you invest in the shares, you should read the registration statement (including the exhibits thereto) of which this prospectus forms a part, including the risk factors set forth below under, and incorporated by reference in, “Risk Factors”, the information regarding forward-looking statements under “Cautionary Statement Regarding Forward-Looking Statements”, and the documents incorporated by reference herein. The incorporated documents are described in this prospectus under the headings “Incorporation of Certain Documents by Reference.”

Our logo and other trade names, trademarks, and service marks of U.S. Energy Corp. appearing in this prospectus are the property of our company. Other trade names, trademarks, and service marks appearing in this prospectus are the property of their respective holders.

The market data and certain other statistical information used throughout this prospectus and incorporated herein are based on independent industry publications, government publications, and other published independent sources. Although we believe that these third-party sources are reliable and that the information is accurate and complete, we have not independently verified the information and have not commissioned any such information. Some data is also based on our good faith estimates. While we believe the market data included in this prospectus and the information incorporated herein by reference is generally reliable and is based on reasonable assumptions, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the heading “Risk Factors” beginning on page 15 of this prospectus.

All references to “we”, “our”, “us”, the “Company”, and “U.S. Energy” in this prospectus mean U.S. Energy Corp. and all entities owned or controlled by us except where it is made clear that the term means only the parent company. The term “you” refers to a prospective investor. Please carefully read this prospectus and any free writing prospectus, in addition to the information contained in the documents we refer to under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference”.

In addition, unless the context otherwise requires and for the purposes of this prospectus:

●	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended;

●	“Industrial gases” refers to helium, carbon dioxide, nitrogen and hydrocarbons;

●	“SEC” or the “Commission” refers to the United States Securities and Exchange Commission; and

●	“Securities Act” refers to the Securities Act of 1933, as amended.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain information included in this prospectus, the documents or information incorporated by reference herein, and other reports filed by us under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) contain forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “will,” “continue” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under, and incorporated by reference in, “Risk Factors” and elsewhere in this prospectus.

Examples of forward-looking statements in this prospectus and the information incorporated by reference herein include:

●	planned capital expenditures for industrial gas, oil and natural gas exploration and environmental compliance;

●	potential drilling locations and available spacing units, and possible changes in spacing rules;

●	cash expected to be available for capital expenditures and to satisfy other obligations;

●	recovered volumes and values of industrial gas, oil and natural gas approximating third-party estimates;

●	anticipated changes in oil and natural gas and future industrial gas production;

●	drilling and completion activities and opportunities;

●	timing of drilling additional wells and performing other exploration and development projects;

●	expected spacing and the number of wells to be drilled with our industry partners;

●	when payout-based milestones or similar thresholds will be reached for the purposes of our agreements with our partners;

●	expected working and net revenue interests, and costs of wells, relating to the drilling programs with our partners;

●	actual decline rates for producing wells;

●	future cash flows, expenses and borrowings;

●	pursuit of potential acquisition opportunities;

●	economic downturns, wars and increased inflation and interest rates, and possible recessions caused thereby;

●	the effects of global pandemics on our operations, properties, the market for industrial gas, oil and natural gas, and the demand for industrial gas, oil and natural gas;

●	our expected financial position;

●	our expected future overhead reductions;

●	our ability to become an operator of industrial gas, oil and natural gas properties;

●	our ability to raise additional financing and acquire attractive industrial gas, oil and natural gas properties; and

●	other plans and objectives for future operations, including industrial gas exploration and development.

If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read this prospectus, those documents incorporated by reference herein, and those documents which we have filed with the SEC as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements.

Forward-looking statements speak only as of the date of this prospectus or the date of any document incorporated by reference in this prospectus or any free writing prospectus, as applicable. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should therefore not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.

You should also consider carefully the statements under and incorporated by reference in “Risk Factors” and other sections of this prospectus, and the documents we incorporate by reference, which addresses additional facts that could cause our actual results to differ from those set forth in the forward-looking statements.

PROSPECTUS SUMMARY

The following summary highlights material information found in more detail elsewhere in or incorporated by reference in, this prospectus. It does not contain all of the information you should consider. As such, before you decide to buy our Common Stock, in addition to the following summary, we urge you to carefully read this entire prospectus and documents incorporated by reference herein, and any other prospectus supplements or free writing prospectuses, especially the risks of investing in our Common Stock as discussed under, and incorporated by reference in, “Risk Factors” herein. The following summary is qualified in its entirety by the detailed information appearing elsewhere in this prospectus. See also the information set forth under the section “Cautionary Statement Regarding Forward-Looking Statements.”

Summary of Business

U.S. Energy Corp. (collectively with its wholly-owned subsidiaries, Energy One LLC (“Energy One”), New Horizon Resources LLC (“New Horizon Resources”) and Coyote Resources LLC (“Coyote Resources”), are referred to as the “Company”), is incorporated in the State of Delaware. The Company’s principal business activities are focused on the acquisition, exploration, and development of industrial gases, oil and natural gas properties in the United States.

Synergy – acquisition of industrial gas properties

On January 7, 2025, we entered and simultaneously closed the transactions contemplated by, a purchase and sale agreement, with Synergy Offshore LLC (“Synergy”). Synergy is controlled by Mr. Duane H. King, a member of the Board of Directors of the Company, who serves as the Chief Executive Officer and Manager of Synergy, and John A. Weinzierl, the Company’s Chairman, who is an approximate sixty percent beneficial owner of Synergy.

We acquired approximately 24,000 net operated acres located across the Kevin Dome structure in Toole County, Montana, including all leases, wells, rights and interests in, under or derived from the acquired acreage subject to Synergy retaining an undivided twenty percent (20%) of Synergy’s right, title, and interest in the property.

Consideration for the transaction consisted of the following: (a) $2.0 million in cash, subject to customary adjustments; (b) 1,400,000 shares of the Company’s Common Stock; (c) a carried working interest whereby the Company agreed to cover and pay for 100% of Synergy’s costs attributable to the Synergy acreage, until the earlier of (i) 78 months from the closing date; or (ii) the date the total costs associated therewith total $20 million; (d) our agreement to pay Synergy 18% of the cash amounts we actually realize from any law or regulation from our sequestration of carbon oxides or similar substances derived directly from an agreed area of mutual interest including Synergy’s acreage; and (e) our agreement to pay Synergy 18% of the gain we may receive in connection with the sale of the future, first, gas processing plant located on Synergy’s acreage.

Plan of Operations and Strategy

During the remainder of 2025 and beyond, we intend to seek additional opportunities in the oil, natural gas and industrial gas sectors, including but not limited to further acquisition of assets, participation with industry partners in exploration and development projects, acquisition of existing companies, and the purchase of other industrial gas assets. We plan to continue to monetize legacy assets and redeploy capital into our core focus areas. During the first half of 2025, we drilled and completed two industrial gas wells, acquired one existing well, and completed various land transactions associated with infrastructure needs. During the second half of 2025, the Company plans to begin plant processing and various necessary infrastructure initiatives.

Key elements of our business strategy include:

●

Deploy our Capital in a Conservative and Strategic Manner and Review Opportunities to Bolster our Liquidity. In the current industry environment, maintaining liquidity is critical. Therefore, we plan to be highly selective in the projects we evaluate and to review opportunities to bolster our liquidity and financial position through various means.

●	Evaluate and Pursue Value-Enhancing Transactions. We plan to continuously evaluate strategic alternative opportunities with the goal of enhancing stockholder value.

The Committed Equity Facility

On October 9, 2025, we entered into the Purchase Agreement and a related registration rights agreement, dated as of October 9, 2025 (the “Registration Rights Agreement”), with Roth Principal Investments. Upon the terms and subject to the satisfaction of the conditions contained in the Purchase Agreement, we have the right, in our sole discretion, to sell to Roth Principal Investments up to $25,000,000 of shares of our Common Stock (subject to certain limitations contained in the Purchase Agreement)(the “Commitment Amount”), from time to time after the date of this prospectus and during the term of the Purchase Agreement through an Market Open Purchase or one or more Intraday Purchases on any Purchase Date (each term as defined below). Sales of Common Stock pursuant to the Purchase Agreement, and the timing of any sales, are solely at our option, and we are under no obligation to sell any securities to Roth Principal Investments under the Purchase Agreement. In accordance with our obligations under the Registration Rights Agreement, we have filed the registration statement that includes this prospectus with the SEC to register under the Securities Act, the offer and resale by Roth Principal Investments of up to 24,100,000 shares of Common Stock, consisting of (i) up to 23,876,859 shares of Common Stock (the “Purchase Shares”) that we may, in our sole discretion, elect to sell to Roth Principal Investments, from time to time from and after the Commencement Date (defined below) pursuant to the Purchase Agreement and (ii) 223,141 shares of Common Stock (the “Commitment Shares”) we issued to Roth Principal Investments, upon our execution of the Purchase Agreement on October 9, 2025, as consideration for its commitment to purchase shares of our Common Stock that we may, in our sole discretion, direct Roth Principal Investments to purchase from us pursuant to the Purchase Agreement, from time to time after the date of this prospectus and during the term of the Purchase Agreement.

Upon the initial satisfaction of each of the conditions to Roth Principal Investments’ purchase obligations set forth in the Purchase Agreement (the initial satisfaction of all of such conditions, the “Commencement”), none of which are within Roth Principal Investments’ control, including that the registration statement that includes this prospectus shall have been declared effective by the SEC, we have the right, but not the obligation, from time to time at our sole discretion for a period of up to 24 months (unless the Purchase Agreement is earlier terminated), beginning on the date on which the Commencement occurs (such date, the “Commencement Date” and such period, the “Commitment Period”), to direct Roth Principal Investments to purchase a specified number of shares of Common Stock (each, an “Market Open Purchase”), not to exceed the lesser of (such lesser number of shares, the “Market Open Purchase Maximum Amount”): (i) 2,000,000 shares of Common Stock and (ii) up to a certain percentage (not to exceed 25.0%), which we will specify in the applicable Market Open Purchase Notice (as defined below) for such Market Open Purchase (such specified percentage, the “Market Open Purchase Percentage”), of the total aggregate number (or volume) of shares of our Common Stock traded on Nasdaq during the applicable Market Open Purchase Valuation Period (as defined below) for such Market Open Purchase (such specified number of shares to be purchased by Roth Principal Investments, adjusted as necessary to give effect to the applicable Market Open Purchase Maximum Amount as set forth in the Purchase Agreement, the “Market Open Purchase Share Amount”), by timely delivering written notice of such Market Open Purchase to Roth Principal Investments (each, a “Market Open Purchase Notice”) prior to 9:00 a.m., New York City time, on any trading day (each, a “Purchase Date”), so long as (a) the closing sale price of our Common Stock on Nasdaq on the trading day immediately prior to such Purchase Date is not less than a threshold price of $0.75, which may be reduced by written amendment to the Purchase Agreement executed by both parties, but in any case to a threshold price that is not less than $0.50 (the “Threshold Price”), and (b) all shares of Common Stock subject to all prior Market Open Purchases and all prior Intraday Purchases (defined below) effected by us under the Purchase Agreement (as applicable) have been received by Roth Principal Investments at such time and in the manner set forth in the Purchase Agreement. Each notice provided by us to Roth Principal Investments relating to the sale of Purchase Shares is defined herein as a “Purchase Notice”.

The per share purchase price that Roth Principal Investments is required to pay for shares of Common Stock in a Market Open Purchase effected by us pursuant to the Purchase Agreement, if any, will be determined by reference to the volume weighted average price of the Common Stock (the “VWAP”), calculated in accordance with the Purchase Agreement, for the period (the “Market Open Purchase Valuation Period”) beginning at the official open (or “commencement”) of the regular trading session on Nasdaq on the applicable Purchase Date for such Purchase, and ending at the earliest to occur of (i) 3:59 p.m., New York City time, on such Purchase Date or such earlier time publicly announced by the trading market as the official close of the regular trading session on such Purchase Date, (ii) such time that the total aggregate number (or volume) of shares of Common Stock traded on Nasdaq during such Market Open Purchase Valuation Period (calculated in accordance with the Purchase Agreement) reaches the applicable share volume maximum amount for such Market Open Purchase (the “Market Open Purchase Share Volume Maximum”), calculated by dividing (a) the applicable Market Open Purchase Share Amount for such Market Open Purchase, by (b) the Market Open Purchase Percentage we specified in the applicable Market Open Purchase Notice for such Market Open Purchase, and (iii) if we further specify in the applicable Market Open Purchase Notice for such Market Open Purchase that a “limit order discontinue election” (a “Limit Order Discontinue Election”) shall apply to such Market Open Purchase, such time that the trading price of our Common Stock on Nasdaq during such Market Open Purchase Valuation Period (calculated in accordance with the Purchase Agreement) falls below the applicable minimum price threshold for such Market Open Purchase specified by us in the Market Open Purchase Notice for such Market Open Purchase, or if we do not specify a minimum price threshold in such Market Open Purchase Notice, a price equal to 75.0% of the closing sale price of the Common Stock on the trading day immediately prior to the applicable Purchase Date for such purchase (the “Minimum Price Threshold”), less a fixed 2.5% discount to the VWAP for such Market Open Purchase Valuation Period (calculated in accordance with the Purchase Agreement).

Under the Purchase Agreement, for purposes of calculating the volume of shares of Common Stock traded during a Market Open Purchase Valuation Period, as well as the VWAP for a Market Open Purchase Valuation Period, the following transactions, to the extent they occur during such Market Open Purchase Valuation Period, shall be excluded: (x) the opening or first purchase of Common Stock at or following the official open of the regular trading session on Nasdaq on the applicable Purchase Date for such Market Open Purchase, (y) the last or closing sale of Common Stock at or prior to the official close of the regular trading session on Nasdaq on the applicable Purchase Date for such Market Open Purchase, and (z) if we have specified in the applicable Market Open Purchase Notice for such Market Open Purchase that a “limit order continue election” (a “Limit Order Continue Election”), rather than a Limit Order Discontinue Election, shall apply to such Market Open Purchase, all purchases and sales of Common Stock on Nasdaq during such Market Open Purchase Valuation Period at a price per share that is less than the applicable Minimum Price Threshold for such Market Open Purchase.

From and after the Commencement Date, in addition to Market Open Purchases described above, we will also have the right, but not the obligation, subject to the continued satisfaction of the conditions set forth in the Purchase Agreement, to direct Roth Principal Investments to purchase, on any trading day that would qualify as a Purchase Date, whether or not a Market Open Purchase is effected on such Purchase Date, a specified number of shares of Common Stock (each, an “Intraday Purchase”), not to exceed the lesser of (such lesser number of shares, the “Intraday Purchase Maximum Amount”): (i) 2,000,000 shares of Common Stock and (ii) up to a certain percentage (not to exceed 25.0%), which we will specify in the applicable Intraday Purchase Notice (as defined below) for such Intraday Purchase (such specified percentage, the “Intraday Purchase Percentage”), of the total aggregate volume of shares of our Common Stock traded on Nasdaq during the applicable “Intraday Purchase Valuation Period” (determined in a similar manner as the Market Open Purchase Valuation Periods for a Market Open Purchase) for such Intraday Purchase (such specified number of shares to be purchased by Roth Principal Investments, adjusted to the extent necessary to give effect to the applicable Intraday Purchase Maximum Amount as set forth in the Purchase Agreement, the “Intraday Purchase Share Amount”), by the delivery to Roth Principal Investments of an irrevocable written purchase notice for such Intraday Purchase, after 10:00 a.m., New York City time (and after the Market Open Purchase Valuation Period for any earlier Market Open Purchase and the Intraday Purchase Valuation Period for the most recent prior Intraday Purchase effected on the same Purchase Date as such applicable Intraday Purchase, if applicable, have ended), and prior to 2:00 p.m., New York City time, on such Purchase Date (each, an “Intraday Purchase Notice”), so long as (i) the closing sale price of the Common Stock on Nasdaq on the trading day immediately prior to such Purchase Date is not less than the Threshold Price and (ii) all shares of Common Stock subject to all prior Market Open Purchases and all prior Intraday Purchases (as applicable) effected by us under the Purchase Agreement, including all prior purchases effected on the same Purchase Date as such applicable Intraday Purchase, have been received by Roth Principal Investments at such time and in the manner set forth in the Purchase Agreement.

The per share purchase price for the shares of Common Stock that we elect to sell to Roth Principal Investments in an Intraday Purchase pursuant to the Purchase Agreement, if any, will be calculated in the same manner as in the case of a Market Open Purchase (including the same fixed 2.5% discount to the applicable VWAP used to calculate the per share purchase price for a Market Open Purchase, as described above), provided that the VWAP for each Intraday Purchase effected on a Purchase Date will be calculated over different Intraday Purchase Valuation Periods during the regular trading session on Nasdaq on such Purchase Date, each of which will commence and end at different times on such Purchase Date.

There is no upper limit on the price per share that Roth Principal Investments could be obligated to pay for the Common Stock we may elect to sell to it in any Market Open Purchase or any Intraday Purchase under the Purchase Agreement. In the case of Market Open Purchases and Intraday Purchases effected by us under the Purchase Agreement, if any, all share and dollar amounts used in determining the purchase price per share of Common Stock to be purchased by Roth Principal Investments in a Market Open Purchase or an Intraday Purchase (as applicable), or in determining the applicable maximum purchase share amounts or applicable volume or price threshold amounts in connection with any such Market Open Purchase or Intraday Purchase (as applicable), in each case, will be equitably adjusted as set forth in the Purchase Agreement for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during any period used to calculate such per share purchase price, maximum purchase share amounts or applicable volume or minimum price thresholds.

We will control the timing and amount of any sales of Common Stock to Roth Principal Investments that we may elect, in our sole discretion, to effect from time to time from and after the Commencement Date and during the term of the Purchase Agreement. Actual sales of shares of Common Stock to Roth Principal Investments under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including, among other things, market conditions, the trading price of the Common Stock and determinations by us as to the appropriate sources of funding for our company’s business and operations. The Company has no obligation to sell any shares to Roth Principal Investments, and Roth Principal Investments is obligated to purchase shares only as directed by the Company and subject to the terms and conditions of the Purchase Agreement.

Under the applicable Nasdaq rules, in no event may we issue to Roth Principal Investments under the Purchase Agreement more than 7,123,382 shares of Common Stock, which number of shares is equal to 19.99% of the shares of Common Stock outstanding immediately prior to the execution of the Purchase Agreement (the “Exchange Cap”), unless (i) we obtain stockholder approval to issue shares of Common Stock in excess of the Exchange Cap in accordance with applicable Nasdaq rules, or (ii) the average price per share paid by Roth Principal Investments for all of the shares of Common Stock that we direct Roth Principal Investments to purchase from us pursuant to the Purchase Agreement, if any, equals or exceeds $1.2788 (representing the lower of (a) the official closing price of our Common Stock on Nasdaq immediately preceding the execution of the Purchase Agreement and (b) the average official closing price of our Common Stock on Nasdaq for the five consecutive trading days immediately preceding the execution of the Purchase Agreement, adjusted as required by Nasdaq to take into account, among other things, our issuance of the Commitment Shares to Roth Principal Investments for non-cash consideration and our payment of the Cash Commitment Fee (defined below) to Roth Principal Investments), so that the Exchange Cap limitation will not apply to issuances and sales of Common Stock pursuant to the Purchase Agreement.

Moreover, we may not issue or sell any shares of Common Stock to Roth Principal Investments under the Purchase Agreement which, when aggregated with all other shares of Common Stock then beneficially owned by Roth Principal Investments and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act, and Rule 13d-3 thereunder), would result in Roth Principal Investments beneficially owning more than 4.99% of the outstanding shares of Common Stock (the “Beneficial Ownership Limitation”).

The net proceeds to us from sales that we elect to make to Roth Principal Investments under the Purchase Agreement, if any, will depend on the frequency and prices at which we sell shares of our Common Stock to Roth Principal Investments. We expect that any proceeds received by us from such sales of Common Stock to Roth Principal Investments will be used for working capital and general corporate purposes.

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement, other than a prohibition (with certain limited exceptions) on entering into specified “Variable Rate Transactions” (as such term is defined in the Purchase Agreement) during the term of the Purchase Agreement. Such transactions include, among others, the issuance of convertible securities with a conversion or exercise price that is based upon or varies with the trading price of our Common Stock after the date of issuance, or our effecting or entering into an agreement to effect an “equity line of credit” or other substantially similar continuous offering with a third party, in which we may offer, issue or sell Common Stock or any securities exercisable, exchangeable or convertible into Common Stock at a future determined price.

Roth Principal Investments has agreed that none of Roth Principal Investments, any of its officers, or any entity managed or controlled by Roth Principal Investments will engage in or effect, directly or indirectly, for Roth Principal Investments’ own account or for the principal account of any such entity managed or controlled by Roth Principal Investments, any short sales of the Common Stock or hedging transaction that establishes a net short position in the Common Stock during the term of the Purchase Agreement.

The Purchase Agreement will automatically terminate on the earliest to occur of (i) the first day of the month next following the 24-month anniversary of the Commencement Date, (ii) the date on which Roth Principal Investments shall have purchased from us under the Purchase Agreement shares of Common Stock for an aggregate gross purchase price of $25,000,000, (iii) the date on which the Common Stock shall have failed to be listed or quoted on Nasdaq or another U.S. national securities exchange identified as an “eligible market” in the Purchase Agreement for a period of one trading day, (iv) the 30th trading day after the date on which a voluntary or involuntary bankruptcy proceeding involving our company has been commenced that is not discharged or dismissed prior to such 30th trading day, and (v) the date on which a bankruptcy custodian is appointed for all or substantially all of our property or we make a general assignment for the benefit of creditors.

We have the right to terminate the Purchase Agreement at any time after Commencement, at no cost or penalty, upon 10 trading days’ prior written notice to Roth Principal Investments. We and Roth Principal Investments may also agree to terminate the Purchase Agreement by mutual written consent, provided that no termination of the Purchase Agreement will be effective during the pendency of any Market Open Purchase or any Intraday Purchase that has not then fully settled in accordance with the Purchase Agreement. Neither we nor Roth Principal Investments may assign or transfer any of our respective rights or obligations under the Purchase Agreement or the Registration Rights Agreement, and no provision of the Purchase Agreement (other than with respect to the Threshold Price as described above) or the Registration Rights Agreement may be modified or waived by us or Roth Principal Investments.

As consideration for Roth Principal Investments’ commitment to purchase shares of Common Stock our direction upon the terms and subject to the conditions set forth in the Purchase Agreement, we (i) paid to Roth Principal Investments a cash “structuring fee” of $25,000, prior to our execution of the Purchase Agreement, (ii) upon our execution of the Purchase Agreement, we issued 223,141 Commitment Shares to Roth Principal Investments, which Commitment Shares have a total aggregate value equal to 1.08% of Roth Principal Investments’ $25,000,000 total aggregate purchase commitment under the Purchase Agreement (each Commitment Share valued at $1.21 per share, representing the closing sale price of the Common Stock immediately preceding the execution of the Purchase Agreement, rounded to the nearest whole share), and (iii) agreed to pay to Roth Principal Investments a cash commitment fee of $180,000 (the “Cash Commitment Fee”), which is equal to 0.72% of Roth Principal Investments’ $25,000,000 total aggregate dollar amount purchase commitment under the Purchase Agreement, on or prior to the earlier of (A) the effective date of the termination of the Purchase Agreement by us or Roth Principal Investments in accordance with its terms and (B) the 90th calendar day next following the date of execution of the Purchase Agreement and Registration Rights Agreement. Under the terms of the Purchase Agreement, in certain circumstances set forth in the Purchase Agreement, we may be required to pay Roth Principal Investments up to $270,000 (or 1.08% of Roth Principal Investments’ $25,000,000 aggregate purchase commitment under the Purchase Agreement), in cash, as a “make-whole” payment to the extent the aggregate amount of cash proceeds, if any, received by Roth Principal Investments from the resale of the Commitment Shares offered for resale by this prospectus, prior to certain times set forth in the Purchase Agreement, is less than $270,000, in exchange for Roth Principal Investments returning to us for cancelation all of the Commitment Shares we originally issued to Roth Principal Investments upon execution of the Purchase Agreement that were not previously resold by Roth Principal Investments prior to the times specified in the Purchase Agreement, if any. We will not make any such cash “make-whole” payment to Roth Principal Investments if, after the Commencement Date, the aggregate net proceeds received by Roth Principal Investments from their resale of all or any portion of the Commitment Shares being offered by this prospectus equals or exceeds $270,000.

In addition, we have agreed to reimburse Roth Principal Investments for the reasonable legal fees and disbursements of Roth Principal Investments’ legal counsel in connection with the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement in an amount equal to $75,000 (the “Initial Legal Fee Reimbursement Amount”), upon our execution of the Purchase Agreement and Registration Rights Agreement. We have also agreed to reimburse Roth Principal Investments up to $7,500 per fiscal quarter (the “Additional Investor Legal Fee Reimbursement Amount”) for the reasonable legal fees and disbursements of Roth Principal Investments’ legal counsel in connection with quarterly and annual bring-down due diligence investigations and related matters as contemplated by the Purchase Agreement.

The Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, conditions, and indemnification obligations of the parties. Copies of the agreements have been filed as exhibits to the registration statement that includes this prospectus and are available electronically on the SEC’s website at www.sec.gov.

Because the per share purchase price that Roth Principal Investments will pay for Purchase Shares in any Market Open Purchase or Intraday Purchase that we may elect to effect pursuant to the Purchase Agreement will be determined by reference to the VWAP during the applicable Market Open Purchase Valuation Period or Intraday Purchase Valuation Period, respectively, on the applicable Purchase Date for such Market Open Purchase or Intraday Purchase (as the case may be), as of the date of this prospectus, we cannot determine the actual purchase price per share that Roth Principal Investments will be required to pay for any Purchase Shares that we may elect to sell to Roth Principal Investments under the Purchase Agreement from and after Commencement and, therefore, we cannot be certain how many Purchase Shares, in the aggregate, we may issue and sell to Roth Principal Investments under the Purchase Agreement from and after Commencement. As of October 9, 2025, there were 35,634,729 shares of our Common Stock outstanding, of which 16,938,886 shares were held by non-affiliates of our company. If all of the 24,100,000 shares of Common Stock offered for resale by Roth Principal Investments under this prospectus were issued and outstanding as of the date hereof, such shares would represent approximately 40.35% of the total number of outstanding shares of Common Stock and approximately 58.72% of the total number of outstanding shares of Common Stock held by non-affiliates of our company, in each case as of October 9, 2025.

Although the Purchase Agreement provides that we may sell up to $25,000,000 of our Common Stock to Roth Principal Investments, only 23,876,859 Purchase Shares (in addition to the 223,141 Commitment Shares, for which we have not and will not receive any cash consideration) are being registered under the Securities Act for resale by Roth Principal Investments under the registration statement that includes this prospectus. At an assumed purchase price per share of $1.21, representing the closing sale price of our Common Stock on Nasdaq immediately prior to the execution of the Purchase Agreement, the number of Purchase Shares that are being registered under the registration statement that includes this prospectus would be sufficient to enable us to receive the full $25,000,000 in aggregate gross proceeds from the sale of such Purchase Shares to Roth Principal Investments under the Purchase Agreement. However, depending on the market prices of our Common Stock on the Purchase Dates on which we elect to sell such Purchase Shares to Roth Principal Investments under the Purchase Agreement, we may need to register under the Securities Act additional shares of our Common Stock for resale by Roth Principal Investments in order for us to receive aggregate proceeds equal to Roth Principal Investments’ $25,000,000 maximum aggregate purchase commitment available to us under the Purchase Agreement. Moreover, to the extent that the Exchange Cap remains applicable to issuances and sales of our common stock under the Purchase Agreement, if we elect to issue and sell to Roth Principal Investments more shares of Common Stock than the Exchange Cap (or 7,123,382 shares of Common Stock, 223,141 of which shares represent the Commitment Shares that we issued to Roth Principal Investments upon execution of the Purchase Agreement on October 9, 2025, for which we have not and will not receive any cash consideration) under the Purchase Agreement, which we have the right, but not the obligation, to do, we must first obtain stockholder approval to issue shares of Common Stock in excess of the Exchange Cap under the Purchase Agreement in accordance with applicable Nasdaq rules. Any issuance and sale by us under the Purchase Agreement of a substantial amount of shares of Common Stock in addition to the 24,100,000 shares of Common Stock being registered for resale by Roth Principal Investments under the registration statement that includes this prospectus could cause additional substantial dilution to our stockholders.

The number of shares of Common Stock ultimately offered for resale by Roth Principal Investments through this prospectus is dependent upon the number of shares of Common Stock, if any, we elect to sell to Roth Principal Investments under the Purchase Agreement from and after the Commencement Date. The issuance of our Common Stock to Roth Principal Investments pursuant to the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted. Although the number of shares of our Common Stock that our existing stockholders own will not decrease, the shares of our Common Stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of our Common Stock after any such issuance.

For additional information see “The Committed Equity Facility”, below.

Summary Risk Factors

An investment in our securities involves a high degree of risk. You should carefully consider the risks summarized below. These risks include, but are not limited to, the following:

●         you will experience immediate and substantial dilution in the net tangible book value per share of the Common Stock you purchase. You may also experience future dilution as a result of future equity offerings;

●          resales of our Common Stock in the public market during this Offering by our stockholders may cause the market price of our Common Stock to fall;

●          management will have broad discretion as to the use of the proceeds from this Offering, and may not use the proceeds effectively;

●          this Offering may cause the trading price of our Common Stock to decrease;

●          our ability to obtain sufficient cash flow from operations, borrowing, and/or other sources to fully develop our undeveloped acreage positions;

●          volatility in industrial gas and oil and natural gas prices, including declines in prices, which would have a negative impact on operating cash flow and could require further ceiling test write-downs or impairments on our gas assets;

●         the possibility that our business may be subject to new adverse regulatory or legislative actions (including changes to existing tax rules and regulations and changes in environmental regulation);

●         the general risks of (a) exploration and development activities, including the failure to find sufficient commercial quantities of industrial gas, oil and natural gas to provide a reasonable return on investment; (b) future production rates, and/or the ultimate recoverability of reserves, falling below estimates; and (c) the ability to replace oil and natural gas reserves and industrial gas resources as they deplete from production;

●          environmental risks;

●         risks associated with our plan to develop additional operating capabilities, including the potential inability to recruit and retain personnel with the requisite skills and experience and liabilities we could assume or incur as an operator or to acquire operated properties or obtain operatorship of existing properties;

●          availability of pipeline capacity and other means of transporting production, and related midstream infrastructure and services;

●          competition in leasing new acreage and for drilling programs with operating companies, resulting in less favorable terms or fewer opportunities being available;

●          higher drilling and completion costs related to competition for drilling and completion services and shortages of labor and materials;

●         disruptions resulting from unanticipated weather events, natural disasters, and public health crises and pandemics, such as the coronavirus, resulting in possible delays of drilling and completions and the interruption of anticipated production streams of hydrocarbons, which could impact expenses and revenues;

●          our lack of effective disclosure controls and procedures and internal control over financial reporting;

●          our ability to maintain the listing of our Common Stock on The Nasdaq Capital Market;

●          our need for additional capital to complete future acquisitions, conduct our operations and fund our business, and our ability to obtain such necessary funding on favorable terms, if at all and dilution caused by new equity and/or debt offerings;

●         the speculative nature of our industrial gas, oil and gas operations, and general risks associated with the exploration for, and production; including accidents, equipment failures or unanticipated mechanical problems which may occur while drilling or completing wells or in production activities; operational hazards and unforeseen interruptions for which we may not be adequately insured; the threat and impact of terrorist attacks, cyber-attacks or similar hostilities; declining reserves and production; and losses or costs we may incur as a result of title deficiencies or environmental issues in the properties in which we invest, any one of which may adversely impact our operations;

●         changes in the legal and regulatory environment, including new or amended environmental legislation or regulatory initiatives which could result in increased costs, additional operating restrictions, or delays, or have other adverse effects on us;

●         improvements in, or new discoveries of alternative energy technologies that could have a material adverse effect on our financial condition and results of operations;

●        the fact that our officers and directors beneficially own a majority of our Common Stock and that their interests may be different from other stockholders;

●          our dependence on the continued involvement of our present management;

●        economic downturns and possible recessions caused thereby (including as a result of changes in supply or demand, inflation and interest rates or global conflicts, such as the current conflicts in the Ukraine and Russia and Israel and Iran);

●          the effects of global pandemics on our operations, properties, the market for our industrial gas, oil and natural gas;

●          future litigation or governmental proceedings which could result in material adverse consequences, including judgments or settlements;

●          anti-takeover effects of our governing documents and Delaware law; and

●          Other risks disclosed below under, and incorporated by reference in, “Risk Factors”.

Corporate Information

Our principal executive offices are located at 1616 S. Voss Rd., Suite 725, Houston, Texas 77057 and our telephone number is (346) 509-8734.

Additional information about us is available on our website at https://usnrg.com. We do not incorporate the information on or accessible through our websites into this prospectus, and you should not consider any information on, or that can be accessed through, our websites as part of this prospectus.

THE OFFERING

Common Stock Offered by the Selling Stockholder

Up to 24,100,000 shares of our Common Stock, consisting of:

•  223,141 Commitment Shares that we issued to Roth Principal Investments as consideration for its commitment to purchase shares of our Common Stock at our direction under the Purchase Agreement (and for which we will not receive any cash consideration); and

•  Up to 23,876,859 shares of our Common Stock as Purchase Shares we may issue and sell to Roth Principal Investments from time to time, at our sole discretion, during the Commitment Period.

Selling Stockholder	Roth Principal Investments, LLC, a Delaware limited liability company. See “Selling Stockholder.”

Shares of Common Stock Outstanding Prior to This Offering	35,857,870 shares of Common Stock.

Shares of Common Stock Outstanding After This Offering

59,734,729 shares of Common Stock, assuming the sale of a total of 23,876,859 Purchase Shares to the Selling Stockholder under the Purchase Agreement. The actual number of shares outstanding after this offering will vary depending upon the actual number of shares we issue and sell to Roth Principal Investments under the Purchase Agreement after the date of this prospectus.

Use of Proceeds

We will not receive any of the proceeds from the resale of the Purchase Shares by Roth Principal Investments. We may receive up to $25,000,000 in aggregate gross proceeds under the Purchase Agreement from any sales of Purchase Shares we make to Roth Principal Investments pursuant to the Purchase Agreement, assuming that we sell the full amount of our Common Stock that we have the right, but not the obligation, to sell to Roth Principal Investments under the Purchase Agreement. Any proceeds that we receive from sales of shares of our Common Stock to Roth Principal Investments under the Purchase Agreement will be used for the development of our recent acquisition in Montana, general corporate purposes, and working capital, or for other purposes that our board of directors, in their good faith, deems to be in the best interest of the Company. See “Use of Proceeds.”

Conflict of Interest

Roth Principal Investments, LLC is an affiliate of Roth Capital Partners, LLC (“RCP”), a registered broker-dealer and member of the Financial Industry Regulatory Authority, Inc. (“FINRA”). RCP will act as an executing broker that will effectuate resales of our Common Stock that have been and may be acquired by Roth Principal Investments from us pursuant to the Purchase Agreement to the public in this offering.

Because Roth Principal Investments will receive all the net proceeds from such resales of our Common Stock made to the public through RCP, RCP is deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121. Consequently, this offering will be conducted in compliance with the provisions of FINRA Rule 5121, which requires that a “qualified independent underwriter,” as defined in FINRA Rule 5121, participate in the preparation of the registration statement that includes this prospectus and exercise the usual standards of “due diligence” with respect thereto. Accordingly, we have engaged D. Boral Capital, LLC, a registered broker-dealer and FINRA member (“D. Boral Capital”), to be the qualified independent underwriter in this offering and, in such capacity, participate in the preparation of the registration statement that includes this prospectus and exercise the usual standards of “due diligence” with respect thereto.

We have agreed to pay directly to D. Boral Capital a cash fee of $50,000, as consideration for its services in connection with acting as the qualified independent underwriter in this offering. D. Boral Capital will receive no other compensation for acting as the qualified independent underwriter in this offering.

In accordance with FINRA Rule 5121, RCP is not permitted to sell shares of our Common Stock in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder. See “Plan of Distribution (Conflict of Interest).”

Market for Our Shares of Common Stock	Our Common Stock is listed on the Nasdaq Capital Market under the symbol “USEG.”

Risk Factors

Any investment in our Common Stock offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” commencing on page 15 of this prospectus, as well as all other information contained and incorporated by reference in this prospectus.

The number of shares of Common Stock to be outstanding is based on 35,857,870 shares of Common Stock outstanding as of October 9, 2025 (which includes the 223,141 Commitment Shares) and excludes:

●         16,500 shares of Common Stock issuable upon the exercise of options with a weighted average exercise price of $10.00 per share; and

●        4,078,231 shares of Common Stock which are reserved and available for issuance under our 2021 Equity Incentive Plan and the 2022 Equity Incentive Plan.

Additionally, unless otherwise stated, all information in this prospectus:

●         assumes no issuance of shares available for future issuance under our equity compensation plans;

●         assumes no sale of Purchase Shares; and

●         reflects all currency in United States dollars.

RISK FACTORS

Before making an investment decision, you should consider the “Risk Factors” discussed below, in the section entitled “Risk Factors“ contained under Item 1A of Part I of our most recent Annual Report on Form 10-K for the year ended December 31, 2024, and under “Risk Factors” under Item 1A of Part II of subsequently filed quarterly reports on Form 10-Q and annual reports on Form 10-K, as the same may be amended, supplemented or superseded from time to time by our subsequent filings and reports under the Securities Act or the Exchange Act, each of which is incorporated by reference in this prospectus. For more information, see “Incorporation of Certain Documents by Reference.” The market or trading price of our securities could decline due to any of these risks. In addition, please read “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus.

The securities offered herein are highly speculative and should only be purchased by persons who can afford to lose their entire investment in us. You should carefully consider the following risk factors and the aforementioned risk factors that are incorporated herein by reference and other information in this prospectus before deciding to become a holder of our Common Stock. The risks and uncertainties described in these incorporated documents and described below are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us may also impair our business operations. If any of these risks occur, our business and financial results could be negatively affected to a significant extent. In that event, the trading price of our Common Stock could decline, and you may lose all or part of your investment in our Common Stock.

Risks Related to this Offering

The issuance and sale of our Common Stock to Roth Principal Investments may cause dilution to our other stockholders and the sale of the shares of Common Stock acquired by Roth Principal Investments, or the perception that such sales may occur, could cause the price of our Common Stock to fall.

On October 9, 2025, we entered into the Purchase Agreement with Roth Principal Investments, pursuant to which Roth Principal Investments has committed to purchase up to $25.0 million of Purchase Shares, upon the terms and subject to the conditions set forth in the Purchase Agreement. Upon the execution of the Purchase Agreement, we issued 223,141 Commitment Shares to Roth Principal Investments as consideration for its commitment to purchase our Purchase Shares at our direction under the Purchase Agreement. The remaining shares of our Common Stock that may be issued under the Purchase Agreement may be sold by us to Roth Principal Investments at our discretion from time to time over a 24-month period following the effective date of the registration statement of which this prospectus forms a part, subject to certain conditions. The purchase price for the shares that we may sell to Roth Principal Investments under the Purchase Agreement will fluctuate based on the market price of our Common Stock. Depending on demand and market liquidity at the time, sales of such shares by Roth Principal Investments may cause the trading price of our Common Stock to fall.

We generally have the right to control the timing and amount of any future sales of our shares to Roth Principal Investments. Any sales of our Common Stock to Roth Principal Investments will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Roth Principal Investments all, some or none of the shares of our Common Stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we sell shares to Roth Principal Investments, Roth Principal Investments may then resell all, some or none of those shares at any time or from time to time in its discretion. See the section titled “Plan of Distribution (Conflict of Interest)” elsewhere in this prospectus for more information. Therefore, our sales to Roth Principal Investments could result in substantial dilution to the interests of other holders of our Common Stock. Additionally, the sale of a substantial number of shares of our Common Stock to Roth Principal Investments, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

It is not possible to predict the actual number of shares we will sell under the Purchase Agreement to Roth Principal Investments, or the actual gross proceeds resulting from those sales.

On October 9, 2025, we entered into the Purchase Agreement with Roth Principal Investments, pursuant to which Roth Principal Investments has committed to purchase up to $25,000,000 of shares of our Common Stock, subject to certain limitations and conditions set forth in the Purchase Agreement. The shares of our Common Stock that may be issued under the Purchase Agreement may be sold by us to Roth Principal Investments at our discretion from time to time during the Commitment Period.

We generally have the right to control the timing and amount of any sales of our shares of Common Stock to Roth Principal Investments under the Purchase Agreement. Sales of our Common Stock, if any, to Roth Principal Investments under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Roth Principal Investments all, some or none of the shares of our Common Stock that may be available for us to sell to Roth Principal Investments pursuant to the Purchase Agreement.

Because the per share purchase price that Roth Principal Investments will pay for Purchase Shares in any Market Open Purchase or Intraday Purchase that we may elect to effect pursuant to the Purchase Agreement will be determined by reference to the VWAP during the applicable Market Open Purchase Valuation Period or Intraday Purchase Valuation Period, respectively, on the applicable Purchase Date for such Market Open Purchase or Intraday Purchase (as the case may be), as of the date of this prospectus, it is not possible for us to predict the number of shares of Common Stock that we will sell to Roth Principal Investments as Purchase Shares under the Purchase Agreement, the purchase price per share that Roth Principal Investments will pay for Purchase Shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by Roth Principal Investments under the Purchase Agreement.

Although the Purchase Agreement provides that we may sell up to $25,000,000 of our Common Stock to Roth Principal Investments, only 23,876,859 Purchase Shares (in addition to the 223,141 Commitment Shares, for which we have not and will not receive any cash consideration) are being registered under the Securities Act for resale by Roth Principal Investments under the registration statement that includes this prospectus. At an assumed purchase price per share of $1.21, representing the closing sale price of our Common Stock on Nasdaq immediately prior to the execution of the Purchase Agreement, the number of Purchase Shares that are being registered under the registration statement that includes this prospectus would be sufficient to enable us to receive the full $25,000,000 in aggregate gross proceeds from the sale of such Purchase Shares to Roth Principal Investments under the Purchase Agreement. However, depending on the market prices of our Common Stock on the Purchase Dates on which we elect to sell such Purchase Shares to Roth Principal Investments under the Purchase Agreement, we may need to register under the Securities Act additional shares of our Common Stock for resale by Roth Principal Investments in order for us to receive aggregate proceeds equal to Roth Principal Investments’ $25,000,000 maximum aggregate purchase commitment available to us under the Purchase Agreement.

Moreover, to the extent that the Exchange Cap remains applicable to issuances and sales of our common stock under the Purchase Agreement, if we elect to issue and sell to Roth Principal Investments more shares of Common Stock than the Exchange Cap (or 7,123,382 shares of Common Stock, 223,141 of which shares represent the Commitment Shares that we issued to Roth Principal Investments upon execution of the Purchase Agreement on October 9, 2025, for which we have not and will not receive any cash consideration) under the Purchase Agreement, which we have the right, but not the obligation, to do, we must first obtain stockholder approval to issue shares of Common Stock in excess of the Exchange Cap under the Purchase Agreement in accordance with applicable Nasdaq rules. Any issuance and sale by us under the Purchase Agreement of a substantial amount of shares of Common Stock in addition to the 24,100,000 shares of Common Stock being registered for resale by Roth Principal Investments under the registration statement that includes this prospectus could cause additional substantial dilution to our stockholders. The number of shares of Common Stock ultimately offered for resale by Roth Principal Investments through this prospectus is dependent upon the number of shares of Common Stock, if any, we elect to sell to Roth Principal Investments under the Purchase Agreement from and after the Commencement Date.

Investors who buy shares at different times will likely pay different prices.

Pursuant to the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to Roth Principal Investments. If and when we do elect to sell shares of our Common Stock to Roth Principal Investments pursuant to the Purchase Agreement, after Roth Principal Investments has acquired such shares, Roth Principal Investments may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from Roth Principal Investments in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution, and in some cases substantial dilution, and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from Roth Principal Investments in this offering as a result of future sales made by us to Roth Principal Investments at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to Roth Principal Investments under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Roth Principal Investments may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Our management team will have broad discretion over the use of the net proceeds from our sale of shares of Common Stock to Roth Principal Investments, if any, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management team will have broad discretion as to the use of the net proceeds from our sale of shares of Common Stock to Roth Principal Investments, if any, and we could use such proceeds for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management team with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management team to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

The Selling Stockholder will pay less than the then-prevailing market price for our shares of Common Stock, which could cause the price of our Common Stock to decline.

The purchase price of our Common Stock to be sold to Roth Principal Investments under the Purchase Agreement is derived from the market price of our Common Stock on Nasdaq. Common stock to be sold to Roth Principal Investments pursuant to the Purchase Agreement will be purchased at a discounted price. The actual amount of proceeds we receive pursuant to each Purchase Notice (each, the “Purchase Amount”) is determined by multiplying the Purchase Amount requested by the applicable purchase price. See section entitled “The Committed Equity Facility” for more information.

The Selling Stockholder may sell the shares it receives immediately after receipt of such shares, and/or may sell such shares short prior to the purchase of such shares, which may be prior to final determination of the purchase price for such shares and could cause the price of our Common Stock to decrease. If the price of our Common Stock declines, then Roth Principal Investments may pay a lower purchase price for such shares.

We may require additional financing to sustain our operations, without which we may not be able to continue operations, and the terms of subsequent financings may adversely impact our stockholders.

The extent we rely on Roth Principal Investments as a source of funding will depend on a number of factors, including the prevailing market price of our Common Stock and the extent to which we are able to secure working and other capital from other sources. If obtaining sufficient funding from Roth Principal Investments were to prove unavailable or prohibitively dilutive, we will need to secure another source of funding in order to satisfy our working and other capital needs. Even if we were to sell to Roth Principal Investments all of the shares of Common Stock available for sale to Roth Principal Investments under the Purchase Agreement, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences may be a material adverse effect on our business, operating results, financial condition and prospects. Depending on the type and the terms of any financing we pursue, stockholders’ rights and the value of their investment in our Common Stock could be reduced. A financing could involve one or more types of securities including Common Stock, convertible debt or warrants to acquire Common Stock. These securities could be issued at or below the then prevailing market price for our Common Stock. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

We will owe the Selling Stockholder additional consideration in the event it does not generate at least $450,000 in proceeds from the Selling Stockholder’s resale of the Commitment Shares through this prospectus.

As consideration for Roth Principal Investments’ commitment to purchase shares of Common Stock our direction upon the terms and subject to the conditions set forth in the Purchase Agreement, we (i) paid to Roth Principal Investments a cash “structuring fee” of $25,000, prior to our execution of the Purchase Agreement, (ii) upon our execution of the Purchase Agreement, we issued 223,141 Commitment Shares to Roth Principal Investments, which Commitment Shares have a total aggregate value equal to 1.08% of Roth Principal Investments’ $25,000,000 total aggregate purchase commitment under the Purchase Agreement (each Commitment Share valued at $1.21 per share, representing the closing sale price of the Common Stock immediately prior to the execution of the Purchase Agreement, rounded to the nearest whole share), and (iii) agreed to pay to Roth Principal Investments the Cash Commitment Fee of $180,000, which is equal to 0.72% of Roth Principal Investments’ $25,000,000 total aggregate dollar amount purchase commitment under the Purchase Agreement, on or prior to the earlier of (A) the effective date of the termination of the Purchase Agreement by us or Roth Principal Investments in accordance with its terms and (B) the 90th calendar day next following the date of execution of the Purchase Agreement and Registration Rights Agreement. Under the terms of the Purchase Agreement, in certain circumstances set forth in the Purchase Agreement, we may be required to pay Roth Principal Investments up to $270,000 (or 1.08% of Roth Principal Investments’ $25,000,000 aggregate purchase commitment under the Purchase Agreement), in cash, as a “make-whole” payment to the extent the aggregate amount of cash proceeds, if any, received by Roth Principal Investments from the resale of the Commitment Shares offered for resale by this prospectus, prior to certain times set forth in the Purchase Agreement, is less than $270,000, in exchange for Roth Principal Investments returning to us for cancelation all of the Commitment Shares we originally issued to Roth Principal Investments upon execution of the Purchase Agreement that were not previously resold by Roth Principal Investments prior to the times specified in the Purchase Agreement, if any. We will not make any such cash “make-whole” payment to Roth Principal Investments if, after the Commencement Date, the aggregate net proceeds received by Roth Principal Investments from their resale of all or any portion of the Commitment Shares being offered by this prospectus equals or exceeds $270,000. The payment of any “make-whole” payment to Roth Principal Investments may increase the costs of this offering, reduce our available cash, or have a material adverse impact on the proceeds available to us from sales of the Purchase Shares.

THE COMMITTED EQUITY FACILITY

On October 9, 2025, we entered into the Purchase Agreement and the Registration Rights Agreement with Roth Principal Investments. Upon the terms and subject to the satisfaction of the conditions contained in the Purchase Agreement, from and after the Commencement Date, we will have the right, in our sold discretion, to sell to Roth Principal Investments up to $25,000,000 of shares of our Common Stock, subject to certain limitations set forth in the Purchase Agreement, from time to time after the date of this prospectus and during the term of the Purchase Agreement. Sales of Common Stock by us to Roth Principal Investments under the Purchase Agreement, and the timing of any such sales, are solely at our option, and we are under no obligation to sell any securities to Roth Principal Investments under the Purchase Agreement. In accordance with our obligations under the Registration Rights Agreement, we have filed the registration statement that includes this prospectus with the SEC to register under the Securities Act the resale by Roth Principal Investments of up to 24,100,000 shares of Common Stock, consisting of (i) up to 23,876,859 Purchase Shares that we may, in our sole discretion, elect to sell to Roth Principal Investments, from time to time from and after the Commencement Date pursuant to the Purchase Agreement and (ii) the 223,141 Commitment Shares we issued to Roth Principal Investments upon our execution of the Purchase Agreement on October 9, 2025 as consideration for its commitment to purchase shares of our Common Stock that we may, in our sole discretion, direct Roth Principal Investments to purchase from us pursuant to the Purchase Agreement, from time to time after the date of this prospectus and during the term of the Purchase Agreement.

We do not have the right to commence any sales of our Common Stock to Roth Principal Investments under the Purchase Agreement until the Commencement Date, which is the date on which all of the conditions to Roth Principal Investments’ purchase obligation set forth in the Purchase Agreement have initially been satisfied, none of which are in Roth Principal Investments’ control, including that the registration statement that includes this prospectus shall have been declared effective by the SEC and the final form of this prospectus shall have been filed with the SEC. From and after the Commencement Date, we have the right, but not the obligation, from time to time at our sole discretion for a period of up to 24 months, unless the Purchase Agreement is earlier terminated, to direct Roth Principal Investments to purchase up to a specified maximum amount of shares of Common Stock in one or more Market Open Purchases and Intraday Purchases as set forth in the Purchase Agreement, by timely delivering a written Market Open Purchase Notice for each Market Open Purchase, and timely delivering a written Intraday Purchase Notice for each Intraday Purchase, if any, to Roth Principal Investments in accordance with the Purchase Agreement on any trading day we select as the Purchase Date therefor, so long as (i) the closing sale price of our Common Stock on the trading day immediately prior to such Purchase Date is not less than the Threshold Price and (ii) all shares of Common Stock subject to all prior Market Open Purchases and all prior Intraday Purchases (as applicable) effected by us under the Purchase Agreement, including all prior purchases effected on the same Purchase Date, have been received by Roth Principal Investments at such time and in the manner set forth in the Purchase Agreement.

From and after Commencement, the Company will control the timing and amount of any sales of Common Stock to Roth Principal Investments. Actual sales of shares of our Common Stock to Roth Principal Investments under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including, among other things, market conditions, the trading price of our Common Stock and determinations by us as to the appropriate sources of funding for our company and its operations.

Under the applicable Nasdaq rules, in no event may we issue to Roth Principal Investments under the Purchase Agreement shares of Common Stock in excess of the Exchange Cap (or 7,123,382 shares of Common Stock, representing 19.99% of the shares of our Common Stock outstanding immediately prior to the execution of the Purchase Agreement), unless (i) we obtain stockholder approval to issue shares of Common Stock in excess of the Exchange Cap in accordance with applicable Nasdaq rules, or (ii) the average price per share paid by Roth Principal Investments for all of the shares of Common Stock that we direct Roth Principal Investments to purchase from us pursuant to the Purchase Agreement, if any, equals or exceeds $1.2788 (representing the lower of (a) the official closing price of our Common Stock on Nasdaq immediately preceding the execution of the Purchase Agreement and (b) the average official closing price of our Common Stock on Nasdaq for the five consecutive trading days immediately preceding the execution of the Purchase Agreement, adjusted as required by Nasdaq to take into account, among other things, our issuance of the Commitment Shares to Roth Principal Investments for non-cash consideration and our payment of the Cash Commitment Fee to Roth Principal Investments), so that the Exchange Cap limitation will not apply to issuances and sales of Common Stock pursuant to the Purchase Agreement.

Moreover, we may not issue or sell any shares of Common Stock to Roth Principal Investments under the Purchase Agreement which, when aggregated with all other shares of Common Stock then beneficially owned by Roth Principal Investments and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 thereunder), would result in Roth Principal Investments beneficially owning shares of Common Stock in excess of the 4.99% Beneficial Ownership Limitation.

The net proceeds to us from sales that we elect to make to Roth Principal Investments under the Purchase Agreement, if any, will depend on the frequency and prices at which we sell shares of our Common Stock to Roth Principal Investments. We expect that any proceeds received by us from such sales to Roth Principal Investments will be used for working capital and general corporate purposes.

Neither we nor Roth Principal Investments may assign or transfer any of our respective rights or obligations under the Purchase Agreement or the Registration Rights Agreement, and no provision of the Purchase Agreement (other than with respect to the Threshold Price as described above) or the Registration Rights Agreement may be modified or waived by us or Roth Principal Investments.

As consideration for Roth Principal Investments’ commitment to purchase shares of Common Stock our direction upon the terms and subject to the conditions set forth in the Purchase Agreement, we (i) paid to Roth Principal Investments a cash “structuring fee” of $25,000, prior to our execution of the Purchase Agreement, (ii) upon our execution of the Purchase Agreement, we issued 223,141 Commitment Shares to Roth Principal Investments, which Commitment Shares have a total aggregate value equal to 1.08% of Roth Principal Investments’ $25,000,000 total aggregate purchase commitment under the Purchase Agreement (each Commitment Share valued at $1.21 per share, representing the closing sale price of the Common Stock immediately prior to the execution of the Purchase Agreement, rounded to the nearest whole share), and (iii) agreed to pay to Roth Principal Investments the Cash Commitment Fee of $180,000, which is equal to 0.72% of Roth Principal Investments’ $25,000,000 total aggregate dollar amount purchase commitment under the Purchase Agreement, on or prior to the earlier of (A) the effective date of the termination of the Purchase Agreement by us or Roth Principal Investments in accordance with its terms and (B) the 90th calendar day next following the date of execution of the Purchase Agreement and Registration Rights Agreement. Under the terms of the Purchase Agreement, in certain circumstances set forth in the Purchase Agreement, we may be required to pay Roth Principal Investments up to $270,000 (or 1.08% of Roth Principal Investments’ $25,000,000 aggregate purchase commitment under the Purchase Agreement), in cash, as a “make-whole” payment to the extent the aggregate amount of cash proceeds, if any, received by Roth Principal Investments from the resale of the Commitment Shares offered for resale by this prospectus, prior to certain times set forth in the Purchase Agreement, is less than $270,000, in exchange for Roth Principal Investments returning to us for cancelation all of the Commitment Shares we originally issued to Roth Principal Investments upon execution of the Purchase Agreement that were not previously resold by Roth Principal Investments prior to the times specified in the Purchase Agreement, if any. We will not make any such cash “make-whole” payment to Roth Principal Investments if, after the Commencement Date, the aggregate net proceeds received by Roth Principal Investments from their resale of all or any portion of the Commitment Shares being offered by this prospectus equals or exceeds $270,000.

In addition, we have agreed to reimburse Roth Principal Investments the Initial Legal Fee Reimbursement Amount of $75,000, upon our execution of the Purchase Agreement and the Registration Rights Agreement, for the reasonable legal fees and disbursements of Roth Principal Investments’ legal counsel in connection with the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement. We have also agreed to reimburse Roth Principal Investments the Additional Investor Legal Fee Reimbursement Amount of up to $7,500 per fiscal quarter for the reasonable legal fees and disbursements of Roth Principal Investments’ legal counsel in connection with quarterly and annual bring-down due diligence investigations and related matters as contemplated by the Purchase Agreement.

The Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, conditions and indemnification obligations of the parties. Copies of the agreements have been filed as exhibits to the registration statement that includes this prospectus and are available electronically on the SEC’s website at www.sec.gov.

Purchases of Common Stock Under the Purchase Agreement

Market Open Purchases

From and after the Commencement Date, we will have the right, but not the obligation, from time to time at our sole discretion for a period of up to 24 months, unless the Purchase Agreement is earlier terminated, beginning on the Commencement Date, to direct Roth Principal Investments to purchase a specified number of shares of Common Stock, not to exceed the applicable Market Open Purchase Maximum Amount, in a Market Open Purchase under the Purchase Agreement, by timely delivering a written Market Open Purchase Notice to Roth Principal Investments, prior to 9:00 a.m., New York City time, on any trading day we select as the Purchase Date for such Market Open Purchase, so long as:

•         the closing sale price of our Common Stock on the trading day immediately prior to such Purchase Date is not less than the Threshold Price; and

•         all shares of Common Stock subject to all prior Market Open Purchases and all prior Intraday Purchases effected by us under the Purchase Agreement have been received by Roth Principal Investments prior to the time we deliver such Market Open Purchase Notice to Roth Principal Investments.

The Purchase Maximum Amount applicable to such Market Open Purchase will be equal to the lesser of:

•          2,000,000 shares of Common Stock; and

•         the Market Open Purchase Percentage (as specified in the applicable Market Open Purchase Notice for such Purchase) of the total aggregate number (or volume) of shares of our Common Stock traded on Nasdaq during the applicable Market Open Purchase Valuation Period for such Market Open Purchase.

The actual number of shares of Common Stock that Roth Principal Investments will be required to purchase in a Market Open Purchase, which we refer to as the Market Open Purchase Share Amount, will be equal to the number of shares that we specify in the applicable Market Open Purchase Notice, subject to adjustment to the extent necessary to give effect to the applicable Market Open Purchase Maximum Amount and other applicable limitations set forth in the Purchase Agreement, including the Beneficial Ownership Limitation and, if then applicable, the Exchange Cap.

The per share purchase price that Roth Principal Investments will be required to pay for the Market Open Purchase Share Amount in a Market Open Purchase effected by us pursuant to the Purchase Agreement, if any, will be equal to the VWAP of our Common Stock for the applicable Market Open Purchase Valuation Period on the Purchase Date for such Market Open Purchase, less a fixed 2.5% discount to the VWAP for such Market Open Purchase Valuation Period. The Market Open Purchase Valuation Period for a Market Open Purchase is defined in the Purchase Agreement as the period beginning at the official open (or “commencement”) of the regular trading session on Nasdaq on the applicable Purchase Date for such Market Open Purchase, and ending at the earliest to occur of:

•        3:59 p.m., New York City time, on such Purchase Date or such earlier time publicly announced by the trading market as the official close of the regular trading session on such Purchase Date;

•        such time that the total aggregate number (or volume) of shares of Common Stock traded on Nasdaq during such Market Open Purchase Valuation Period reaches the applicable Market Open Purchase Share Volume Maximum for such Market Open Purchase, which will be determined by dividing (a) the applicable Market Open Purchase Share Amount for such Market Open Purchase, by (b) the Market Open Purchase Percentage we specified in the applicable Market Open Purchase Notice for such Market Open Purchase); and

•        if we further specify in the applicable Market Open Purchase Notice for such Market Open Purchase that a Limit Order Discontinue Election shall apply to such Market Open Purchase, such time that the trading price of our Common Stock on Nasdaq during such Market Open Purchase Valuation Period (calculated in accordance with the Purchase Agreement) falls below the applicable Minimum Price Threshold.

Under the Purchase Agreement, for purposes of calculating the volume of shares of Common Stock traded during a Market Open Purchase Valuation Period, including for purposes of determining whether the applicable Market Open Purchase Share Volume Maximum for a Market Open Purchase has been reached, for purposes of calculating the VWAP of our Common Stock for the applicable Market Open Purchase Valuation Period, and to the extent that we specify in the applicable Market Open Purchase Notice that the Limit Order Discontinue Election will apply, the following transactions, to the extent they occur during such Market Open Purchase Valuation Period, shall be excluded: (x) the opening or first purchase of Common Stock at or following the official open of the regular trading session on Nasdaq on the applicable Purchase Date for such Market Open Purchase, (y) the last or closing sale of Common Stock at or prior to the official close of the regular trading session on Nasdaq on the applicable Purchase Date for such Market Open Purchase, and (z) if we have specified in the applicable Market Open Purchase Notice for such Market Open Purchase that a Limit Order Continue Election, rather than a Limit Order Discontinue Election, shall apply to such Market Open Purchase, all purchases and sales of Common Stock on Nasdaq during such Market Open Purchase Valuation Period at a price per share that is less than the applicable Minimum Price Threshold for such Market Open Purchase.

Intraday Purchases

In addition to the Market Open Purchases described above, from and after the Commencement Date, we will also have the right, but not the obligation, subject to the continued satisfaction of the conditions set forth in the Purchase Agreement, to direct Roth Principal Investments to make Intraday Purchases (whether or not a Market Open Purchase is effected on such Purchase Date), not to exceed the applicable Intraday Purchase Maximum Amount, in an Intraday Purchase under the Purchase Agreement, by timely delivering a written Intraday Purchase Notice to Roth Principal Investments, after 10:00 a.m., New York City time (and after the Market Open Purchase Valuation Period for any earlier Market Open Purchase and the Intraday Purchase Valuation Period for the most recent prior Intraday Purchase effected on the same Purchase Date if applicable, have ended), and prior to 2:00 p.m., New York City time, on such Purchase Date, so long as:

•          the closing sale price of our Common Stock on the trading day immediately prior to such Purchase Date is not less than the Threshold Price; and

•        all shares of Common Stock subject to all prior Market Open Purchases and all prior Intraday Purchases (as applicable) effected by us under the Purchase Agreement, including all prior purchases effected on the same Purchase Date as such applicable Intraday Purchase, have been received by Roth Principal Investments in the manner set forth in the Purchase Agreement, prior to the time we deliver the Intraday Purchase Notice for such applicable Intraday Purchase to Roth Principal Investments.

The Intraday Purchase Maximum Amount applicable to such Intraday Purchase will be equal to the lesser of:

•          2,000,000 shares of Common Stock; and

•       the Intraday Purchase Percentage (as specified by us in the applicable Intraday Purchase Notice for such Intraday Purchase) of the total aggregate number (or volume) of shares of our Common Stock traded on Nasdaq during the applicable Intraday Purchase Valuation Period for such Intraday Purchase.

The actual number of shares of Common Stock that Roth Principal Investments will be required to purchase in an Intraday Purchase, which we refer to as the Intraday Purchase Share Amount, will be equal to the number of shares that we specify in the applicable Intraday Purchase Notice, subject to adjustment to the extent necessary to give effect to the applicable Intraday Purchase Maximum Amount and other applicable limitations set forth in the Purchase Agreement, including the Beneficial Ownership Limitation and, if then applicable, the Exchange Cap.

The per share purchase price that Roth Principal Investments will be required to pay for the Intraday Purchase Share Amount in an Intraday Purchase effected by us pursuant to the Purchase Agreement, if any, will be calculated in the same manner as in the case of a Market Open Purchase (including the same 2.5% fixed percentage discount to the applicable VWAP used to calculate the per share purchase price for a Market Open Purchase as described above), provided that the VWAP used to determine the purchase price for the Intraday Purchase Share Amount to be purchased in an Intraday Purchase will be equal to the VWAP for the applicable Intraday Purchase Valuation Period on the Purchase Date for such Intraday Purchase. The Intraday Purchase Valuation Period for an Intraday Purchase is defined in the Purchase Agreement as the period during the regular trading session on Nasdaq on such Purchase Date, beginning at the latest to occur of:

•          such time of confirmation of Roth Principal Investments’ receipt of the applicable Intraday Purchase Notice;

•         such time that the Market Open Purchase Valuation Period for any prior Market Open Purchase effected on the same Purchase Date (if any) has ended; and

•         such time that the Intraday Purchase Valuation Period for the most recent prior Intraday Purchase effected on the same Purchase Date (if any) has ended,

and ending at the earliest to occur of:

•         3:59 p.m., New York City time, on such Purchase Date or such earlier time publicly announced by the trading market as the official close of the regular trading session on such Purchase Date;

•         such time that the total aggregate number (or volume) of shares of Common Stock traded on Nasdaq during such Intraday Purchase Valuation Period reaches the applicable Intraday Purchase Share Volume Maximum for such Intraday Purchase, which will be determined by dividing (a) the applicable Intraday Purchase Share Amount for such Intraday Purchase, by (b) the Purchase Percentage we specified in the applicable Intraday Purchase Notice for determining the applicable Intraday Purchase Share Amount for such Intraday Purchase; and

•        if we further specify Limit Order Discontinue Election in the applicable Intraday Purchase Notice for such Intraday Purchase, such time that the trading price of our Common Stock on Nasdaq during such Intraday Purchase Valuation Period (calculated in accordance with the Purchase Agreement) falls below the applicable Minimum Price Threshold.

As with Market Open Purchases, for purposes of calculating the volume of shares of Common Stock traded during an Intraday Purchase Valuation Period, including for purposes of determining whether the applicable Intraday Purchase Share Volume Maximum for an Intraday Purchase has been reached, for purposes of calculating the VWAP of our Common Stock for the applicable Intraday Purchase Valuation Period, the following transactions, to the extent they occur during such Intraday Purchase Valuation Period, are excluded: (x) the opening or first purchase of Common Stock at or following the official open of the regular trading session on Nasdaq on the applicable Purchase Date for such Intraday Purchase, (y) the last or closing sale of Common Stock at or prior to the official close of the regular trading session on Nasdaq on the applicable Purchase Date for such Intraday Purchase, and (z) if we have specified in the applicable Intraday Purchase Notice for such Intraday Purchase that a Limit Order Continue Election, rather than a Limit Order Discontinue Election, shall apply to such Intraday Purchase, all purchases and sales of Common Stock on Nasdaq during such Intraday Purchase Valuation Period at a price per share that is less than the applicable Minimum Price Threshold for such Intraday Purchase.

We may, in our sole discretion, timely deliver multiple Intraday Purchase Notices to Roth Principal Investments prior to 2:00 p.m., New York City time, on a single Purchase Date to effect multiple Intraday Purchases on such same Purchase Date, provided that the Market Open Purchase Valuation Period for any earlier Market Open Purchase effected on the same Purchase Date (as applicable) and the Intraday Purchase Valuation Period for the most recent prior Intraday Purchase effected on the same Purchase Date have ended prior to 2:00 p.m., New York City time, on such Purchase Date, and so long as all shares of Common Stock subject to all prior Market Open Purchases and all prior Intraday Purchases (as applicable) effected by us under the Purchase Agreement, including all prior purchases effected on the same Purchase Date as such applicable Intraday Purchase, have been received by Roth Principal Investments prior to the time we deliver to Roth Principal Investments a new Intraday Purchase Notice to effect an additional Intraday Purchase on the same Purchase Date as an earlier Market Open Purchase (as applicable) and one or more earlier Intraday Purchases effected on such same Purchase Date.

The terms and limitations that will apply to each subsequent additional Intraday Purchase effected on the same Purchase Date will be the same as those applicable to any earlier Market Open Purchase (as applicable) and any earlier Intraday Purchase effected on the same Purchase Date as such subsequent additional Intraday Purchase, and the per share purchase price for the shares of Common Stock that we elect to sell to Roth Principal Investments in each subsequent additional Intraday Purchase effected on the same Purchase Date as an earlier Market Open Purchase (as applicable) and/or earlier Intraday Purchase(s) effected on such Purchase Date will be calculated in the same manner as in the case of such earlier Market Open Purchase (as applicable) and such earlier Intraday Purchase(s) effected on the same Purchase Date as such subsequent additional Intraday Purchase, with the exception that the Intraday Purchase Valuation Period for each subsequent additional Intraday Purchase will begin and end at different times (and may vary in duration) during the regular trading session on such Purchase Date, in each case as determined in accordance with the Purchase Agreement.

In the case of Market Open Purchases and Intraday Purchases effected by us under the Purchase Agreement, if any, all share and dollar amounts used in determining the purchase price per share of Common Stock to be purchased by Roth Principal Investments in a Market Open Purchase or an Intraday Purchase (as applicable), or in determining the applicable maximum purchase share amounts or applicable volume or minimum price threshold in connection with any such Market Open Purchase or Intraday Purchase (as applicable), in each case, will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during any period used to calculate such per share purchase price, maximum purchase share amounts or applicable volume or minimum price thresholds.

At or prior to 5:30 p.m., New York City time, on the applicable Purchase Date for a Market Open Purchase and/or Intraday Purchase, Roth Principal Investments will provide us with a written confirmation for such Market Open Purchase and/or Intraday Purchase, as applicable, setting forth the applicable purchase price (both on a per share basis and the total aggregate purchase price) to be paid by Roth Principal Investments for the shares of Common Stock purchased by Roth Principal Investments in such Market Open Purchase and/or Intraday Purchase, as applicable.

The payment for, against delivery of, shares of Common Stock purchased by Roth Principal Investments in any Market Open Purchase or any Intraday Purchase under the Purchase Agreement will be fully settled on the trading day immediately following the applicable Purchase Date for such Market Open Purchase or such Intraday Purchase (as applicable), as set forth in the Purchase Agreement.

Conditions Precedent to Commencement and Each Purchase

Roth Principal Investments’ obligation to accept Market Open Purchase Notices and Intraday Purchase Notices that are timely delivered by us under the Purchase Agreement and to purchase shares of our Common Stock in Market Open Purchases and Intraday Purchases under the Purchase Agreement, are subject to (i) the initial satisfaction, at the Commencement, and (ii) the satisfaction, at the applicable “Purchase Condition Satisfaction Time” (as such term is defined in the Purchase Agreement) on the applicable Purchase Date for each Market Open Purchase and Intraday Purchase after the Commencement Date, of the conditions precedent thereto set forth in the Purchase Agreement, all of which are entirely outside of Roth Principal Investments’ control, which conditions including the following:

•         the accuracy in all material respects of the representations and warranties of the Company included in the Purchase Agreement;

•        the Company having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Purchase Agreement to be performed, satisfied or complied with by the Company;

•         the registration statement that includes this prospectus (and any one or more additional registration statements filed with the SEC that include shares of Common Stock that may be issued and sold by the Company to Roth Principal Investments under the Purchase Agreement) having been declared effective under the Securities Act by the SEC, and Roth Principal Investments being able to utilize this prospectus (and the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement) to resell all of the shares of Common Stock included in this prospectus (and included in any such additional prospectuses);

•        the SEC shall not have issued any stop order suspending the effectiveness of the registration statement that includes this prospectus (or any one or more additional registration statements filed with the SEC that include shares of Common Stock that may be issued and sold by the Company to Roth Principal Investments under the Purchase Agreement) or prohibiting or suspending the use of this prospectus (or the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement), and the absence of any suspension of qualification or exemption from qualification of the Common Stock for offering or sale in any jurisdiction;

•         FINRA shall not have provided an objection to, and shall have confirmed in writing that it has determined not to raise any objections with respect to the fairness and reasonableness of, the terms and arrangements of the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement;

•         there shall not have occurred any event and there shall not exist any condition or state of facts, which makes any statement of a material fact made in the registration statement that includes this prospectus (or in any one or more additional registration statements filed with the SEC that include shares of Common Stock that may be issued and sold by the Company to Roth Principal Investments under the Purchase Agreement) untrue or which requires the making of any additions to or changes to the statements contained therein in order to state a material fact required by the Securities Act to be stated therein or necessary in order to make the statements then made therein (in the case of this prospectus or the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement, in the light of the circumstances under which they were made) not misleading;

•       this prospectus, in final form, shall have been filed with the SEC under the Securities Act prior to Commencement, and all reports, schedules, registrations, forms, statements, information and other documents required to have been filed by the Company with the SEC pursuant to the reporting requirements of the Exchange Act shall have been filed with the SEC;

•        trading in the Common Stock shall not have been suspended by the SEC or Nasdaq, the Company shall not have received any final and non-appealable notice that the listing or quotation of the Common Stock on Nasdaq, shall be terminated on a date certain (unless, prior to such date, the Common Stock is listed or quoted on any other Eligible Market, as such term is defined in the Purchase Agreement), and there shall be no suspension of, or restriction on, accepting additional deposits of the Common Stock, electronic trading or book-entry services by The Depository Trust Company with respect to the Common Stock;

•         the Company shall have complied with all applicable federal, state and local governmental laws, rules, regulations and ordinances in connection with the execution, delivery and performance of the Purchase Agreement and the Registration Rights Agreement;

•         the absence of any statute, regulation, order, decree, writ, ruling or injunction by any court or governmental authority of competent jurisdiction which prohibits the consummation of or that would materially modify or delay any of the transactions contemplated by the Purchase Agreement or the Registration Rights Agreement;

•        the absence of any action, suit or proceeding before any arbitrator or any court or governmental authority seeking to restrain, prevent or change the transactions contemplated by the Purchase Agreement or the Registration Rights Agreement, or seeking material damages in connection with such transactions;

•        all of the shares of Common Stock that may be issued pursuant to the Purchase Agreement shall have been approved for listing or quotation on Nasdaq (or if the Common Stock is not then listed on Nasdaq, then on any Eligible Market);

•         no condition, occurrence, state of facts or event constituting a Material Adverse Effect (as such term is defined in the Purchase Agreement) shall have occurred and be continuing;

•         the absence of any bankruptcy proceeding against the Company commenced by a third party, and the Company shall not have commenced a voluntary bankruptcy proceeding, consented to the entry of an order for relief against it in an involuntary bankruptcy case, consented to the appointment of a custodian of the Company or for all or substantially all of its property in any bankruptcy proceeding, or made a general assignment for the benefit of its creditors; and

•         the receipt by Roth Principal Investments of the legal opinions and negative assurances, bring-down legal opinions and negative assurances, and audit comfort letters, in each case as required under the Purchase Agreement.

Termination of the Purchase Agreement

Unless earlier terminated as provided in the Purchase Agreement, the Purchase Agreement will terminate automatically on the earliest to occur of:

•          the first day of the month next following the 24-month anniversary of the Commencement Date;

•         the date on which Roth Principal Investments shall have purchased shares of Common Stock under the Purchase Agreement for an aggregate gross purchase price equal to $25,000,000;

•         the date on which the Common Stock shall have failed to be listed or quoted on Nasdaq or any other Eligible Market for a period of one trading day;

•         the 30th trading day after the date on which a voluntary or involuntary bankruptcy proceeding involving our company has been commenced that is not discharged or dismissed prior to such 30th trading day; and

•         the date on which a bankruptcy custodian is appointed for all or substantially all of our property, or we make a general assignment for the benefit of our creditors.

We have the right to terminate the Purchase Agreement at any time after Commencement, at no cost or penalty, upon 10 trading days’ prior written notice to Roth Principal Investments. We and Roth Principal Investments may also terminate the Purchase Agreement at any time by mutual written consent.

Roth Principal Investments also has the right to terminate the Purchase Agreement upon 10 trading days’ prior written notice to us, but only upon the occurrence of certain events, including:

•         the occurrence and continuation of a Material Adverse Effect (as such term is defined in the Purchase Agreement);

•         the occurrence of a Fundamental Transaction (as such term defined in the Purchase Agreement) involving our company;

•         if any registration statement is not filed by the applicable Filing Deadline (as defined in the Registration Rights Agreement) or declared effective by the SEC by the applicable Effectiveness Deadline (as defined in the Registration Rights Agreement), or the Company is otherwise in breach or default in any material respect under any of the other provisions of the Registration Rights Agreement, and, if such failure, breach or default is capable of being cured, such failure, breach or default is not cured within 10 trading days after notice of such failure, breach or default is delivered to us;

•         if we are in breach or default in any material respect of any of our covenants and agreements in the Purchase Agreement or in the Registration Rights Agreement, and, if such breach or default is capable of being cured, such breach or default is not cured within 10 trading days after notice of such breach or default is delivered to us;

•         the effectiveness of the registration statement that includes this prospectus or any additional registration statement we file with the SEC pursuant to the Registration Rights Agreement lapses for any reason (including the issuance of a stop order by the SEC), or this prospectus or the prospectus included in any additional registration statement we file with the SEC pursuant to the Registration Rights Agreement otherwise becomes unavailable to Roth Principal Investments for the resale of all of the shares of Common Stock included therein, and such lapse or unavailability continues for a period of 20 consecutive trading days or for more than an aggregate of 60 trading days in any 365-day period, other than due to acts of Roth Principal Investments; or

•         trading in the Common Stock on Nasdaq (or if the Common Stock is then listed on an Eligible Market, trading in the Common Stock on such Eligible Market) has been suspended for a period of five consecutive trading days.

No termination of the Purchase Agreement by us or by Roth Principal Investments will become effective prior to the fifth trading day immediately following the date on which any pending Market Open Purchase and any pending Intraday Purchase has been fully settled in accordance with the terms and conditions of the Purchase Agreement, and no termination will affect any of our respective rights and obligations under the Purchase Agreement with respect to any pending Market Open Purchase, any pending Intraday Purchase, the Commitment Shares, including any cash “make-whole” payment we may be required to pay to Roth Principal Investments under certain circumstances as specified in the Purchase Agreement, and any fees and disbursements of Roth Principal Investments’ legal counsel in connection with the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement. Both we and Roth Principal Investments have agreed to complete our respective obligations with respect to any such pending Market Open Purchase and any pending Intraday Purchase under the Purchase Agreement. Furthermore, no termination of the Purchase Agreement will affect the Registration Rights Agreement, which will survive any termination of the Purchase Agreement.

No Short-Selling or Hedging by Roth Principal Investments

Roth Principal Investments has agreed that none of Roth Principal Investments, any of its officers, or any entity managed or controlled by Roth Principal Investments will engage in or effect, directly or indirectly, for Roth Principal Investments’ own account or for the principal account of any such entity managed or controlled by Roth Principal Investments, any short sales of the Common Stock or hedging transaction that establishes a net short position in the Common Stock during the term of the Purchase Agreement.

Prohibition on Variable Rate Transactions

Subject to specified exceptions included in the Purchase Agreement, we are limited in our ability to enter into specified “Variable Rate Transactions” (as such term is defined in the Purchase Agreement) during the term of the Purchase Agreement. Such transactions include, among others, the issuance of convertible securities with a conversion or exercise price that is based upon or varies with the trading price of our Common Stock after the date of issuance, or our effecting or entering into an agreement to effect an “equity line of credit” or other substantially similar continuous offering with a third party, in which we may offer, issue or sell Common Stock or any securities exercisable, exchangeable or convertible into Common Stock at a future determined price.

Effect of Sales of our Common Stock under the Purchase Agreement on our Stockholders

The Commitment Shares that we issued, and the Purchase Shares to be issued or sold by us, to Roth Principal Investments under the Purchase Agreement that are being registered under the Securities Act for resale by Roth Principal Investments in this offering are expected to be freely tradable. The 23,876,859 Purchase Shares being registered for resale in this offering may be issued and sold by us to Roth Principal Investments from time to time at our discretion over a period of up to 24 months (unless the Purchase Agreement is earlier terminated), beginning on the Commencement Date. The resale by Roth Principal Investments of a significant amount of shares of Common Stock registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our Common Stock to decline and to be highly volatile. Sales of our Common Stock, if any, to Roth Principal Investments under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Roth Principal Investments all, some or none of the shares of our Common Stock that may be available for us to sell to Roth Principal Investments pursuant to the Purchase Agreement.

If and when we do elect to sell shares of our Common Stock to Roth Principal Investments pursuant to the Purchase Agreement, after Roth Principal Investments has acquired such shares, Roth Principal Investments may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from Roth Principal Investments in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution, and in some cases substantial dilution, and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from Roth Principal Investments in this offering as a result of future sales made by us to Roth Principal Investments at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares of our Common Stock to Roth Principal Investments under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Roth Principal Investments may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Because the per share purchase price that Roth Principal Investments will pay for Purchase Shares in any Market Open Purchase or Intraday Purchase that we may elect to effect pursuant to the Purchase Agreement will be determined by reference to the VWAP during the applicable Market Open Purchase Valuation Period or Intraday Purchase Valuation Period, respectively, on the applicable Purchase Date for such Market Open Purchase or Intraday Purchase (as the case may be), as of the date of this prospectus, we cannot determine the actual purchase price per share that Roth Principal Investments will be required to pay for any Purchase Shares that we may elect to sell to Roth Principal Investments under the Purchase Agreement from and after Commencement and, therefore, we cannot be certain how many Purchase Shares, in the aggregate, we may issue and sell to Roth Principal Investments under the Purchase Agreement from and after Commencement. As of October 9, 2025, there were 35,634,729 shares of our Common Stock outstanding, of which 16,938,886 shares were held by non-affiliates of our company. If all of the 24,100,000 shares of Common Stock offered for resale by Roth Principal Investments under this prospectus were issued and outstanding as of the date hereof, such shares would represent approximately 40.35% of the total number of outstanding shares of Common Stock and approximately 58.72% of the total number of outstanding shares of Common Stock held by non-affiliates of our company, in each case as of October 9, 2025.

Although the Purchase Agreement provides that we may sell up to $25,000,000 of our Common Stock to Roth Principal Investments, only 23,876,859 Purchase Shares (in addition to the 223,141 Commitment Shares, for which we have not and will not receive any cash consideration) are being registered under the Securities Act for resale by Roth Principal Investments under the registration statement that includes this prospectus. At an assumed purchase price per share of $1.21, representing the closing sale price of our Common Stock on Nasdaq immediately prior to the execution of the Purchase Agreement, the number of Purchase Shares that are being registered under the registration statement that includes this prospectus would be sufficient to enable us to receive the full $25,000,000 in aggregate gross proceeds from the sale of such Purchase Shares to Roth Principal Investments under the Purchase Agreement. However, depending on the market prices of our Common Stock on the Purchase Dates on which we elect to sell such Purchase Shares to Roth Principal Investments under the Purchase Agreement, we may need to register under the Securities Act additional shares of our Common Stock for resale by Roth Principal Investments in order for us to receive aggregate proceeds equal to Roth Principal Investments’ $25,000,000 maximum aggregate purchase commitment available to us under the Purchase Agreement.

Moreover, to the extent that the Exchange Cap remains applicable to issuances and sales of our common stock under the Purchase Agreement, if we elect to issue and sell to Roth Principal Investments more shares of Common Stock than the Exchange Cap (or 7,123,382 shares of Common Stock, 223,141 of which shares represent the Commitment Shares that we issued to Roth Principal Investments upon execution of the Purchase Agreement on October 9, 2025, for which we have not and will not receive any cash consideration) under the Purchase Agreement, which we have the right, but not the obligation, to do, we must first obtain stockholder approval to issue shares of Common Stock in excess of the Exchange Cap under the Purchase Agreement in accordance with applicable Nasdaq rules. Any issuance and sale by us under the Purchase Agreement of a substantial amount of shares of Common Stock in addition to the 24,100,000 shares of Common Stock being registered for resale by Roth Principal Investments under the registration statement that includes this prospectus could cause additional substantial dilution to our stockholders.

The number of shares of Common Stock ultimately offered for resale by Roth Principal Investments through this prospectus is dependent upon the number of shares of Common Stock, if any, we elect to sell to Roth Principal Investments under the Purchase Agreement from and after the Commencement Date. The issuance of our Common Stock to Roth Principal Investments pursuant to the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted. Although the number of shares of our Common Stock that our existing stockholders own will not decrease, the shares of our Common Stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of our Common Stock after any such issuance.

The following table sets forth the amount of gross proceeds we would receive from Roth Principal Investments from our sale of shares of Common Stock (which are being registered for resale by Roth Principal Investments under the registration statement that includes this prospectus) to Roth Principal Investments as Purchase Shares under the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share	Number of Registered Purchase Shares to be Issued if Full Purchase(1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to Roth Principal Investments(2)	Gross Proceeds from the Sale of Purchase Shares to Roth Principal Investments Under the Purchase Agreement
$0.75	23,876,859	40.0%	$17,907,644
$1.00	23,876,859	40.0%	$23,876,859
$1.21 (3)	20,661,157	36.6%	$25,000,000
$2.00	12,500,000	25.8%	$25,000,000
$2.50	10,000,000	21.8%	$25,000,000

(1)     Excluding the 223,141 Commitment Shares that we issued to Roth Principal Investments upon the execution of the Purchase Agreement on October 9, 2025, as consideration for its commitment to purchase shares of Common Stock at our direction upon the terms and subject to the conditions set forth in the Purchase Agreement. We have not and will not receive any cash consideration in exchange for issuing the Commitment Shares to Roth Principal Investments. Although the Purchase Agreement provides that we may sell up to $25,000,000 of our Common Stock to Roth Principal Investments, we are only registering 24,100,000 shares under the registration statement that includes this prospectus, consisting of the 223,141 Commitment Shares (for which we have not and will not receive any cash consideration) and 23,876,859 Purchase Shares, which may or may not cover all of the shares of Common Stock we ultimately sell to Roth Principal Investments under the Purchase Agreement. We will not issue more than an aggregate of 7,123,382 shares of our Common Stock (i.e., the Exchange Cap), unless (i) we obtain stockholder approval to issue shares of Common Stock in excess of the Exchange Cap in accordance with applicable Nasdaq rules, or (ii) the average price per share paid by Roth Principal Investments for all of the shares of Common Stock that we direct Roth Principal Investments to purchase from us pursuant to the Purchase Agreement, if any, equals or exceeds $1.2788 (in which case the Exchange Cap limitation will not apply to issuances and sales of Common Stock pursuant to the Purchase Agreement). The number of shares to be issued as set forth in this column (i) does not give effect to the Exchange Cap and (ii) is without regard for the Beneficial Ownership Limitation.

(2)     The denominator is based on 35,857,870 shares of Common Stock outstanding as of October 9, 2025 (which, for these purposes, includes the 223,141 Commitment Shares we issued to Roth Principal Investments on October 9, 2025), adjusted to include the issuance of the number of Purchase Shares set forth in the adjacent column that we would have sold to Roth Principal Investments, assuming the average purchase price in the first column. The numerator is based on the number of Purchase Shares issuable under the Purchase Agreement (which are included in this prospectus) at the corresponding assumed average purchase price set forth in the first column.

(3)       The closing sale price of our Common Stock on Nasdaq on October 8, 2025.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of Common Stock by Roth Principal Investments.

We may receive up to $25,000,000 aggregate gross proceeds under the Purchase Agreement from any sales we make to Roth Principal Investments pursuant to the Purchase Agreement. The net proceeds from sales, if any, under the Purchase Agreement, will depend on the frequency and prices at which we sell our Common Stock to Roth Principal Investments after the date of this prospectus. Because we are not obligated to sell any shares of our Common Stock under the Purchase Agreement, the actual total offering amount and proceeds to us, if any, are not determinable at this time. See the section titled “The Committed Equity Facility” in this prospectus for more information.

We expect to use any proceeds that we receive under the Purchase Agreement for working capital and general corporate purposes. As of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. Accordingly, we will retain broad discretion over the use of these proceeds. Pending the use of any proceeds we receive from sales of Common Stock to Roth Principal Investments under the Purchase Agreement, we intend to invest such proceeds in investment-grade, interest-bearing instruments.

We have engaged D. Boral Capital, a registered broker-dealer and FINRA member, to act as a qualified independent underwriter in this offering and, in such capacity, participate in the preparation of the registration statement that includes this prospectus and exercise the usual standards of “due diligence” with respect thereto. We have agreed to pay directly to D. Boral Capital a cash fee of $50,000, as consideration for its services in connection with acting as the qualified independent underwriter in this offering. D. Boral Capital will receive no other compensation for acting as the qualified independent underwriter in this offering. See the section titled “Plan of Distribution (Conflict of Interest)” in this prospectus for more information.

DIVIDEND POLICY

On April 13, 2022, August 5, 2022, November 7, 2022, February 9, 2023 and May 18, 2023, the Company’s Board of Directors approved the declaration and payment of quarterly cash dividends of $0.0225 per share of Common Stock. Our Board of Directors, at its sole discretion, determines the amount of the quarterly dividends to be distributed to our shareholders, if any, based on consideration of a number of factors including, but not limited to, our results of operations, cash flow and capital requirements, economic conditions, tax considerations, borrowing capacity and other factors, including future acquisitions and divestitures. Consequently, our dividend levels may fluctuate. On August 9, 2023, the Board of Directors determined it appropriate to suspend dividend payments, with the associated future capital resources being allocated towards the Company’s share repurchase program and repayments of the outstanding balance on our credit facility. The Board of Directors may or may not reinstate future dividend payments in the future, the amount and frequency of which will be determined at the sole discretion of the Board. To the extent that the dividend is not reinstated in the future, only appreciation of the price of our Common Stock, which may not occur, will provide a return to our stockholders.

The determination to pay dividends on our Common Stock is at the discretion of our Board of Directors.

DESCRIPTION OF CAPITAL STOCK

General

We are authorized to issue up to 245,000,000 shares of Common Stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).

As of October 9, 2025, and prior to the Offering of the shares of Common Stock contemplated hereby, we had 35,634,729 shares of our Common Stock outstanding and no shares of Preferred Stock outstanding.

The following description of our capital stock is a summary only and is subject to and qualified in its entirety by reference to the applicable provisions of our Certificate of Incorporation and our Amended and Restated Bylaws (“Bylaws”), copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and by applicable law (including Delaware General Corporation Law (“DGCL”). Please refer to the “Where You Can Find More Information” section of this prospectus for directions on obtaining these documents. You should refer to, and read this summary together with, our Certificate of Incorporation, and Bylaws, each as amended and restated from time to time, to review all of the terms of our capital stock. Our Certificate of Incorporation and Bylaws are incorporated by reference as an exhibit to the registration statement of which this prospectus is a part and other reports incorporated by reference herein.

Common Stock

Voting Rights. Each share of our Common Stock is entitled to one vote on all stockholder matters. Shares of our Common Stock do not possess any cumulative voting rights.

Except for the election of directors, if a quorum is present, an action on a matter is approved if it receives the affirmative vote of the holders of a majority of the voting power of the shares of capital stock present in person or represented by proxy at the meeting and entitled to vote on the matter, unless otherwise required by applicable law, Delaware law, our Certificate of Incorporation or Bylaws. The election of directors will be determined by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote, meaning that the nominees with the greatest number of votes cast, even if less than a majority, will be elected. The rights, preferences and privileges of holders of Common Stock are subject to, and may be impacted by, the rights of the holders of shares of any series of preferred stock that we have designated, or may designate and issue in the future.

Dividend Rights. Each share of our Common Stock is entitled to equal dividends and distributions per share with respect to the Common Stock when, as and if declared by our Board of Directors, subject to any preferential or other rights of any outstanding preferred stock.

Liquidation and Dissolution Rights. Upon liquidation, dissolution or winding up, our Common Stock will be entitled to receive pro rata on a share-for-share basis, the assets available for distribution to the stockholders after payment of liabilities and payment of preferential and other amounts, if any, payable on any outstanding preferred stock.

No Preemptive, Conversion, or Redemption Rights. Holders of our outstanding Common Stock have no preemptive, conversion, or redemption rights. Shares of our Common Stock are not assessable. To the extent that additional shares of our Common Stock may be issued in the future, the relative interests of the then existing stockholders may be diluted.

Fully Paid Status. All outstanding shares of the Company’s Common Stock are validly issued, fully paid and non-assessable.

Trading Market. Our Common Stock is listed for trading on the Nasdaq Capital Market under the symbol “USEG”.

Preferred Stock

The Company’s Certificate of Incorporation authorizes the issuance of shares of Preferred Stock in one or more series, with each series having such voting powers, designations, preferences, rights, and limitations as may be determined by the Board of Directors. The Board has the authority, without further stockholder approval (unless otherwise required by law or the Company’s organizational documents), to create and issue a new series of Preferred Stock from the authorized but unissued shares and to set the terms and conditions of each series by adopting and filing a certificate of designation with the Delaware Secretary of State.

The Board may determine, with respect to any series of Preferred Stock: the series designation and number of shares; dividend rights and preferences (including rate, payment terms, and whether dividends are cumulative); redemption provisions; sinking fund provisions; conversion or exchange rights; voting rights; restrictions on the issuance of additional preferred stock; and rights upon liquidation, dissolution, or winding up of the Corporation. Each series may be made senior to, equal with, or junior to other series of Preferred Stock, as permitted by law.

Additionally, the Board has the authority to increase or decrease (but not below the number of shares then outstanding) the number of shares of any previously authorized series and to reclassify any unissued shares of Preferred Stock into one or more other series by altering or fixing their terms. This flexibility allows the Corporation to tailor the rights and preferences of future issuances of Preferred Stock in response to market conditions or corporate needs.

Anti-Takeover Effects Under our Certificate of Incorporation and Bylaws

Certificate of Incorporation and Bylaws

Certain provisions of the Company’s Certificate of Incorporation, Bylaws and the DGCL, which are summarized below, could have the effect of making it more difficult to change the composition of the Company’s Board of Directors or for any person or entity to acquire control of the Company.

Purchase Notice of Stockholder Proposals and Nominations for Directors

Stockholders who seek to nominate directors or to bring business before a stockholder meeting must comply with specified timing requirements and submit to the Company certain information in advance of such meeting, as set forth in the Bylaws. These provisions may impede a stockholder’s ability to bring matters before an annual or special meeting or make nominations for directors.

Authorized but Unissued Shares of Common Stock

Shares of our authorized and unissued Common Stock are available for future issuances without additional stockholder approval. While the additional shares are not designed to deter or prevent a change of control, under some circumstances we could use the additional shares to create voting impediments or to frustrate persons seeking to affect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our Board of Directors in opposing a hostile takeover bid.

Authorized but Unissued Shares of Preferred Stock.

Under our Certificate of Incorporation, our Board of Directors has the authority, without further action by our stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and the relative participating, optional or other special rights and qualifications, limitations and restrictions of each series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series. The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid since we could, for example, issue shares of preferred stock to parties who might oppose such a takeover bid or shares that contain terms the potential acquirer may find unattractive. This may have the effect of delaying or preventing a change of control, may discourage bids for the Common Stock at a premium over the market price of the Common Stock, and may adversely affect the market price of, and the voting and other rights of the holders of, our Common Stock.

Classified Board of Directors

In accordance with the terms of our Certificate of Incorporation, our Board of Directors is divided into three classes, Class One, Class Two and Class Three, with members of each class serving staggered three-year terms. Under our Certificate of Incorporation, our Board of Directors consists of such number of directors as may be determined from time to time by resolution of the Board of Directors, but in no event may the number of directors be less than one or more than fifteen. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Our Certificate of Incorporation provides that any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by the affirmative vote of a majority of our directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy will hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. Our classified Board of Directors could have the effect of delaying or discouraging an acquisition of us or a change in our management.

Removal of Directors

As a result of our classified Board of Directors, our Bylaws provide that directors may be removed only for cause and upon the affirmative vote of holders of at least a majority of the outstanding shares of Common Stock then entitled to vote at an election of directors.

Special Meeting of Stockholders

Special meetings of stockholders may only be called by a majority vote of our board of directors.

Action by Written Consent

Any action required or permitted to be taken by our Common Stockholders may be effected by written consent of the stockholders having not less than the minimum percentage of the vote required by DGCL for the proposed corporate action.

Vacancies on the Board of Directors

Our Certificate of Incorporation and Bylaws provide that, subject to the rights of the holders of any outstanding series of preferred stock and unless otherwise required by law or resolution of our board of directors, vacancies on the board of directors arising through death, resignation, retirement, disqualification or removal, an increase in the number of directors or otherwise may be filled by a majority of the directors then in office, though less than a quorum.

Amendment to Bylaws by Stockholders

Subject to certain limitations preventing amendments which decrease or diminish indemnification rights provided for in our Bylaws, our Bylaws provide that any amendment to such Bylaws undertaken solely by our stockholders requires the affirmative vote of at least a majority in voting power of the outstanding shares of capital stock of the Company.

Forum Selection Clause

Our Certificate of Incorporation provides that unless the Company consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the Court of Chancery of the State of Delaware is the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim for breach of a fiduciary duty owed by any current or former director, officer, employee or stockholder of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of DGCL, the Certificate of Incorporation or the Bylaws of the Company, each as amended, or (iv) any action asserting a claim governed by the internal affairs doctrine; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein.

The following provisions would not however apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which the U.S. federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder and Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act, and an investor cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Notwithstanding the above, to prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our Certificate of Incorporation provides that unless the Company gives an Alternative Forum Consent, the U.S. federal district courts will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. However, there is uncertainty as to whether a court would enforce such a provision. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our Certificate of Incorporation. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.

These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers and other employees. If a court were to find either exclusive-forum provision to be inapplicable or unenforceable in an action, we may incur further significant additional costs associated with resolving the dispute in other jurisdictions, all of which could seriously harm our business.

Anti-Takeover Effects Under Section 203 of Delaware General Corporation Law

Section 203 of DGCL prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

■	before such date, the Board of Directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

■

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85 percent of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or an exchange offer; or

■

on or after such date, the business combination is approved by our Board of Directors and authorized at an annual or a special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3 percent of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines “business combination” to include the following:

■

any merger or consolidation involving the corporation or any direct or indirect majority owned subsidiary of the corporation and the interested stockholder or any other corporation, partnership, unincorporated association, or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation the transaction is not excepted as described above;

■	any sale, transfer, pledge, or other disposition (in one transaction or a series) of 10% or more of the assets of the corporation involving the interested stockholder;

■	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

■

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

■	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges, or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or a person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15 percent or more of the outstanding voting stock of the corporation.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us will not be limited by Section 203 of Delaware law.

SELLING STOCKHOLDER

This prospectus relates to the offer and sale by Roth Principal Investments of up to 24,100,000 shares of our Common Stock that have been or may be issued by us to Roth Principal Investments under the Purchase Agreement. For additional information regarding the shares of our Common Stock included in this prospectus, see the section titled “The Committed Equity Facility” above. We are registering the shares of our Common Stock included in this prospectus pursuant to the provisions of the Registration Rights Agreement we entered into with Roth Principal Investments on October 9, 2025 in order to permit the Selling Stockholder to offer the shares of Common Stock included in this prospectus for resale from time to time. Except for the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement and as set forth in the section titled “Plan of Distribution (Conflict of Interest)” in this prospectus, Roth Principal Investments has not had any material relationship with us within the past three years. As used in this prospectus, the term “Selling Stockholder” means Roth Principal Investments, LLC.

The table below presents information regarding the Selling Stockholder and the shares of our Common Stock that may be resold by the Selling Stockholder from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Stockholder, and reflects holdings as of October 9, 2025. The number of shares in the column “Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of our Common Stock being offered for resale by the Selling Stockholder under this prospectus. The Selling Stockholder may sell some, all or none of the shares of Common Stock being offered for resale in this offering. We do not know how long the Selling Stockholder will hold the shares before selling them and, except as set forth in the section titled “Plan of Distribution (Conflict of Interest)” in this prospectus, we are not aware of any existing arrangements between the Selling Stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our Common Stock being offered for resale by this prospectus.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of our Common Stock with respect to which the Selling Stockholder has sole or shared voting and investment power. The percentage of shares of our Common Stock beneficially owned by the Selling Stockholder prior to the offering shown in the table below is based on an aggregate of 35,634,792 shares of our Common Stock (excluding the 223,141 Commitment Shares) outstanding on October 9, 2025. Because the purchase price to be paid by the Selling Stockholder for shares of our Common Stock, if any, that we may elect to sell to the Selling Stockholder in one or more Market Open Purchases and one or more Intraday Purchases from time to time under the Purchase Agreement will be determined on the applicable Purchase Dates therefor, the actual number of shares of our Common Stock that we may sell to the Selling Stockholder under the Purchase Agreement may be fewer than the number of shares being offered for resale under this prospectus. The fourth column assumes the resale by the Selling Stockholder of all of the shares of our Common Stock being offered for resale pursuant to this prospectus.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus(3)	Number of Shares of Common Stock Beneficially Owned After Offering
	Number(1)	Percent(2)		Number(4)	Percent(2)
Roth Principal Investments, LLC(5)	223,141	*	24,100,000	0	–

*	Represents beneficial ownership of less than 1.0% of the outstanding shares of our Common Stock.

(1)	Represents the 223,141 shares of our Common Stock we issued to Roth Principal Investments on October 9, 2025 as Commitment Shares as consideration for entering into the Purchase Agreement with us. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares that Roth Principal Investments may be required to purchase under the Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of Roth Principal Investments’ control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, the Market Open Purchases and the Intraday Purchases of our Common Stock under the Purchase Agreement are subject to certain agreed upon maximum amount limitations set forth in the Purchase Agreement. Also, the Purchase Agreement prohibits us from issuing and selling any shares of our Common Stock to Roth Principal Investments to the extent such shares, when aggregated with all other shares of our Common Stock then beneficially owned by Roth Principal Investments, would cause Roth Principal Investments’ beneficial ownership of our Common Stock to exceed the 4.99% Beneficial Ownership Limitation. The Purchase Agreement also prohibits us from issuing or selling shares of our common stock under the Purchase Agreement in excess of the 19.99% Exchange Cap, unless we obtain stockholder approval to do so, or unless the average price for all shares of our common stock purchased by Roth Principal Investments under the Purchase Agreement equals or exceeds $1.2788, such that the Exchange Cap limitation would not apply under applicable Nasdaq rules. Neither the Beneficial Ownership Limitation nor the Exchange Cap (to the extent applicable under Nasdaq) may be amended or waived under the Purchase Agreement.

(2)	Applicable percentage ownership is based on 35,634,729 shares of Common Stock (excluding the Commitment Shares) outstanding as of October 9, 2025.

(3)

Under the terms of the Purchase Agreement, in certain circumstances set forth in the Purchase Agreement, we may be required to pay Roth Principal Investments up to $270,000, in cash, as a “make-whole” payment to the extent the aggregate amount of cash proceeds, if any, received by Roth Principal Investments from their resale of the Commitment Shares offered for resale by this prospectus, prior to certain times set forth in the Purchase Agreement, is less than $270,000, in exchange for Roth Principal Investments returning to us for cancelation all of the Commitment Shares we originally issued to them upon execution of the Purchase Agreement that were not previously resold by Roth Principal Investments prior to the times specified in the Purchase Agreement, in which case the total number of shares of our Common Stock being offered for resale pursuant to this prospectus would be less than the maximum number of shares of Common Stock to be offered for resale pursuant to this prospectus set forth in this column by the number of Commitment Shares that Roth Principal Investments may be required to return to us for cancelation in exchange for such cash “make-whole” payment. See “Plan of Distribution (Conflict of Interest)” for more information about the terms of the commitment fee to be received by Roth Principal Investments under the Purchase Agreement.

(4)	Assumes the sale of all shares of Common Stock being offered pursuant to this prospectus.

(5)

The business address of Roth Principal Investments, LLC (“Roth Principal Investments”) is 2340 Collins Avenue, Suite 402, Miami Beach, Florida 33139. The principal business of Roth Principal Investments is that of a private investor. Roth Principal Investments is a wholly owned subsidiary of CR Financial Holdings, Inc. (“CRFH”). CRFH expressly disclaims beneficial ownership of securities held of record by Roth Principal Investments, except to the extent of its pecuniary interest therein. All voting and investment decisions with respect to securities held of record by Roth Principal Investments are made by majority vote of an investment policy committee of Roth Principal Investments composed of five individuals, each of whom is not involved in the management of CRFH and at least three of whom are not affiliates or associated persons of Roth Capital Partners, LLC (“RCP”), a registered broker-dealer and member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), and a wholly owned subsidiary of CRFH. We have been advised that neither CRFH nor Roth Principal Investments is a FINRA member or an independent broker-dealer. Because each of Roth Principal Investments and RCP is a wholly owned subsidiary of CRFH, Roth Principal Investments is deemed to be an affiliate of RCP. RCP will act as an executing broker that will effectuate resales of our Common Stock that may be acquired by Roth Principal Investments from us pursuant to the Purchase Agreement to the public in this offering. See “Plan of Distribution (Conflict of Interest)” for more information about the relationship between Roth Principal Investments and RCP.

PLAN OF DISTRIBUTION (CONFLICT OF INTEREST)

The shares of our Common Stock offered by this prospectus are being offered by the Selling Stockholder, Roth Principal Investments, LLC. The shares may be sold or distributed from time to time by the Selling Stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the shares of our Common Stock offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for our Common Stock;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Roth Principal Investments is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Roth Principal Investments has informed us that it presently anticipates using, but is not required to use, Roth Capital Partners, LLC (“RCP”), a registered broker-dealer and FINRA member and an affiliate of Roth Principal Investments, as a broker to effectuate resales, if any, of our Common Stock that it may acquire from us pursuant to the Purchase Agreement, and that it may also engage one or more other registered broker-dealers to effectuate resales, if any, of such Common Stock that it may acquire from us, although, as of the date of this prospectus, it does not anticipate engaging any such other registered broker-dealers. Such resales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer, including RCP, will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Roth Principal Investments has informed us that RCP, and any other broker-dealer it may engage to effectuate resales of our Common Stock on its behalf (as the case may be), may receive commissions from Roth Principal Investments for executing such resales for Roth Principal Investments and, if so, such commissions will not exceed customary brokerage commissions.

Roth Principal Investments is an affiliate of RCP, a registered broker-dealer and FINRA member, which will act as an executing broker that will effectuate resales of our Common Stock that may be acquired by Roth Principal Investments from us pursuant to the Purchase Agreement to the public in this offering. Because Roth Principal Investments will receive all the net proceeds from such resales of our Common Stock made to the public through RCP, RCP is deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121. Consequently, this offering will be conducted in compliance with the provisions of FINRA Rule 5121, which requires that a “qualified independent underwriter,” as defined in FINRA Rule 5121, participate in the preparation of the registration statement that includes this prospectus and exercise the usual standards of “due diligence” with respect thereto. Accordingly, we have engaged D. Boral Capital, LLC, a registered broker-dealer and FINRA member (“D. Boral Capital”), to be the qualified independent underwriter in this offering and, in such capacity, participate in the preparation of the registration statement that includes this prospectus and exercise the usual standards of “due diligence” with respect thereto. We have agreed to pay directly to D. Boral Capital a cash fee of $50,000, as consideration for its services in connection with acting as the qualified independent underwriter in this offering. D. Boral Capital will receive no other compensation for acting as the qualified independent underwriter in this offering. In accordance with FINRA Rule 5110, such cash fee to be paid to D. Boral Capital for acting as the qualified independent underwriter in this offering, is deemed to be underwriting compensation in connection with sales of our Common Stock by Roth Principal Investments to the public. In accordance with FINRA Rule 5121, RCP is not permitted to sell shares of our Common Stock in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Except as set forth above, we know of no existing arrangements between the Selling Stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our Common Stock offered by this prospectus.

Brokers, dealers, underwriters or agents participating in the distribution of the shares of our Common Stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the Selling Stockholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of shares of our Common Stock sold by the Selling Stockholder may be less than or in excess of customary commissions. Neither we nor the Selling Stockholder can presently estimate the amount of compensation that any agent will receive from any purchasers of shares of our Common Stock sold by the Selling Stockholder.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Stockholder, including with respect to any compensation paid or payable by the Selling Stockholder to any brokers, dealers, underwriters or agents that participate in the distribution of such shares by the Selling Stockholder, and any other related information required to be disclosed under the Securities Act.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares of our Common Stock by the Selling Stockholder covered by this prospectus. We estimate that the total expenses for the offering will be approximately $250,000.

As consideration for its commitment to purchase our Common Stock at our direction under the Purchase Agreement, we (i) paid to Roth Principal Investments a cash “structuring fee” of $25,000, prior to the execution of the Purchase Agreement, (ii) upon our execution of the Purchase Agreement, issued to Roth Principal Investments 223,141 shares of our Common Stock as Commitment Shares, which Commitment Shares have a total aggregate dollar value equal to $270,000, or approximately 1.08% of Roth Principal Investments’ $25,000,000 total aggregate dollar amount purchase commitment under the Purchase Agreement (each Commitment Share valued at $1.21 per share, representing the closing sale price of the Common Stock immediately prior to the execution of the Purchase Agreement, rounded to the nearest whole share), and (iii) agreed to pay Roth Principal Investments the Cash Commitment Fee of $180,000, which is equal to 0.72% of Roth Principal Investments’ $25,000,000 total aggregate dollar amount purchase commitment under the Purchase Agreement, on or prior to the earlier of (A) the effective date of the termination of the Purchase Agreement by us or Roth Principal Investments in accordance with its terms and (B) the 90th calendar day next following the date of execution of the Purchase Agreement and Registration Rights Agreement. In accordance with FINRA Rule 5110, the $25,000 cash “structuring fee” we paid to Roth Principal Investments at or prior to our execution of the Purchase Agreement and Registration Rights Agreement, the 223,141 Commitment Shares we issued to Roth Principal Investments upon our execution of the Purchase Agreement and Registration Rights Agreement, and the $180,000 Cash Commitment Fee we agreed to pay to Roth Principal Investments under the Purchase Agreement are each deemed to be underwriting compensation in connection with sales of our Common Stock by Roth Principal Investments to the public.

Pursuant to the Purchase Agreement, we agreed that if, after the Commencement Date, the aggregate amount of cash proceeds received by Roth Principal Investments from their resale of all of the Commitment Shares is less than $270,000, or 1.08% of Roth Principal Investments’ $25,000,000 total aggregate dollar amount purchase commitment under the Purchase Agreement, then we will pay Roth Principal Investments, in cash, the amount by which $270,000 exceeds the aggregate net proceeds received by Roth Principal Investments from their resale of all of the Commitment Shares offered through this prospectus. Furthermore, we have agreed that if Roth Principal Investments has not resold all of the Commitment Shares that we had issued to them upon execution of the Purchase Agreement, all of which are being offered for resale through this prospectus, prior to the earliest of (i) the effective date of the termination of the Purchase Agreement by us or Roth Principal Investments in accordance with its terms, (ii) the 91st calendar day immediately following the effective date of the registration statement that includes this prospectus, (iii) the calendar day on which the effectiveness of the registration statement that includes this prospectus lapses, or this prospectus otherwise becomes unavailable for any reason to Roth Principal Investments for the resale of all of the Commitment Shares being offered hereby, or (iv) the date on which our Common Stock fails to be listed or has ceased to trade on Nasdaq (or another eligible national securities exchange under the Purchase Agreement) for a period of three trading days, other than due to any material breach by Roth Principal Investments of its obligations under the Purchase Agreement, and if the aggregate amount of cash proceeds received by Roth Principal Investments from its resale of any of the Commitment Shares that Roth Principal Investments was able to resell before such earliest date is less than $270,000, then we will pay Roth Principal Investments, in cash, the amount by which $270,000 exceeds the aggregate net proceeds received by Roth Principal Investments from its resale of the Commitment Shares that Roth Principal Investments was able to resell before such earliest date, in exchange for Roth Principal Investments returning to us for cancelation all of the Commitment Shares we originally issued to them that it was not able to resell before such earliest date. Lastly, if, for any reason whatsoever, other than due to any material breach by Roth Principal Investments of its obligations under the Purchase Agreement or the Registration Rights Agreement, either the registration statement that includes this prospectus is not declared effective by the SEC or the Commencement fails to occur under the Purchase Agreement, in either case prior to the 121st calendar day after the date of the Purchase Agreement (February 7, 2026) and, as a result, Roth Principal Investments was not able to resell any of the Commitment Shares we originally issued to it under the Purchase Agreement prior to such date, then we will pay $270,000 in cash to Roth Principal Investments, in exchange for Roth Principal Investments returning to us for cancelation all of the Commitment Shares we originally issued to it pursuant to the Purchase Agreement. In this prospectus, we sometimes refer to this cash “make-whole” payment that we may be required to pay to Roth Principal Investments under the Purchase Agreement under the circumstances described above as the “Cash Make-Whole Payment.” We will not make any Cash Make-Whole Payment to Roth Principal Investments if, after the Commencement under the Purchase Agreement, the aggregate net proceeds received by Roth Principal Investments from its resale of all or any portion of the Commitment Shares being offered by this prospectus equals or exceeds $270,000. In accordance with FINRA Rule 5110, the up to $270,000 Cash Make-Whole Payment that we may be required to pay to Roth Principal Investments under the Purchase Agreement is deemed to be underwriting compensation in connection with sales of our Common Stock by Roth Principal Investments to the public.

In addition, we have agreed to reimburse Roth Principal Investments the Initial Legal Fee Reimbursement Amount of $75,000 upon our execution of the Purchase Agreement and Registration Rights Agreement and the Additional Investor Legal Fee Reimbursement Amount of up to $7,500 per fiscal quarter, in each case in connection with the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement. In accordance with FINRA Rule 5110, these reimbursed fees and expenses are deemed to be underwriting compensation in connection with sales of our Common Stock by Roth Principal Investments to the public. Moreover, in accordance with FINRA Rule 5110, the 2.5% fixed discount to current market prices of our Common Stock reflected in the purchase prices payable by Roth Principal Investments for our Common Stock that we may require it to purchase from us from time to time in one or more Market Open Purchases and/or one or more Intraday Purchases under the Purchase Agreement is deemed to be underwriting compensation in connection with sales of our Common Stock by Roth Principal Investments to the public.

We also have agreed to indemnify Roth Principal Investments and certain other persons against certain liabilities in connection with the offering of shares of our Common Stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Roth Principal Investments has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Roth Principal Investments specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

Roth Principal Investments has represented to us that at no time prior to the date of the Purchase Agreement has Roth Principal Investments, any of its officers, or any entity managed or controlled by Roth Principal Investments, engaged in or effected, in any manner whatsoever, directly or indirectly, for Roth Principal Investments’ own principal account or for the principal account of any such entity managed or controlled by Roth Principal Investments, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Common Stock or any hedging transaction, which establishes a net short position with respect to our Common Stock that remained in effect as of the date of the Purchase Agreement. Roth Principal Investments has agreed that during the term of the Purchase Agreement, none of Roth Principal Investments, any of its officers, or any entity managed or controlled by Roth Principal Investments, will enter into or effect, directly or indirectly, any of the foregoing transactions either for Roth Principal Investments’ own principal account or for the principal account of any such entity managed or controlled by Roth Principal Investments.

We have advised the Selling Stockholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares of our Common Stock offered by this prospectus have been sold by the Selling Stockholder.

Our Common Stock is currently listed on Nasdaq under the symbol “USEG”.

RCP, an affiliate of Roth Principal Investments, has provided, currently provides and/or from time to time in the future may provide various investment banking and other financial services for us and/or one or more of our affiliates that are unrelated to the transactions contemplated by the Purchase Agreement and Registration Rights Agreement and the offering of shares for resale by Roth Principal Investments to which this prospectus relates, for which investment banking and other financial services RCP has received and may continue to receive customary fees, commissions and other compensation from us, aside from any discounts, fees and other compensation that Roth Principal Investments and RCP have received and may receive in connection with the transactions contemplated by the Purchase Agreement, including (i) the $25,000 cash “structuring fee” we paid to Roth Principal Investments, the 223,141 Commitment Shares we issued to Roth Principal Investments and the $180,000 Cash Commitment Fee we agreed to pay to Roth Principal Investments under the Purchase Agreement, in each case as consideration for its commitment to purchase shares of our Common Stock from us at our direction under the Purchase Agreement, as well as the up to $270,000 Cash Make-Whole Payment we may be required to pay Roth Principal Investments to the extent the aggregate net proceeds received by Roth Principal Investments from their resale of all or any portion of the Commitment Shares being offered by this prospectus is less than $270,000, (ii) the 2.5% fixed discount to current market prices of our Common Stock reflected in the purchase prices payable by Roth Principal Investments for our Common Stock that we may require it to purchase from us from time to time in one or more Open Market Purchases and/or one or more Intraday Purchases under the Purchase Agreement, (iii) our reimbursement of Roth Principal Investments’ legal fees up to $135,000 in the aggregate (representing the $75,000 Initial Legal Fee Reimbursement Amount upon execution of the Purchase Agreement and the Additional Legal Fee Reimbursement Amount of $7,500 per fiscal quarter for the maximum two year term of the Purchase Agreement) in connection with the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement, and (iv) any customary brokerage commissions that may be received by RCP from Roth Principal Investments for executing resales of our Common Stock purchased or acquired by Roth Principal Investments from us pursuant to the Purchase Agreement to the public in this offering.

The total underwriting compensation to be received by all participating FINRA members, in the aggregate, in connection with this offering, as determined under FINRA Rule 5110, will not exceed 8.0% of the maximum aggregate offering price of all shares of our Common Stock that may be resold by Roth Principal Investments to the public through this prospectus. Accordingly, the total amount of any specific item of underwriting compensation described herein that may be received by any participating FINRA member in connection with this offering shall, in each case, be subject to the limitation on the total underwriting compensation to be received by all participating FINRA members, in the aggregate, in connection with this offering, as determined under FINRA Rule 5110, described in the immediately preceding sentence.

LEGAL MATTERS

The Loev Law Firm, P.C., Bellaire, Texas, will issue an opinion with respect to the validity of the shares of Common Stock offered hereby.

EXPERTS

The consolidated financial statements of U.S. Energy Corp. and its wholly-owned subsidiaries included in the Company’s Annual Report on Form 10-K for the fiscal years ended December 31, 2024 and 2023 have been audited by Weaver and Tidwell, L.L.P., an independent registered public accounting firm, as stated in its report which is incorporated by reference herein, and has been so incorporated in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

Estimates of historical oil and natural gas reserves and related information of the Company as of December 31, 2024, appearing in, and included as an exhibit to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, are based upon engineering studies prepared by On Point Resources, Inc., an independent petroleum engineer. Such estimates and related information have been included in reliance upon the authority of On Point Resources, Inc., as an expert in such matters.

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis, or had, or is to receive, any interest, directly or indirectly, in our Company or any of our parents or subsidiaries, nor was any such person connected with us or any of our parents or subsidiaries, if any, as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to those documents and that the information in this prospectus is not complete and you should read the information incorporated by reference for more detail. We incorporate by reference in two ways. First, we list certain documents that we have already filed with the SEC. The information in these documents is considered part of this prospectus. Second, the information in documents that we file with the SEC in the future will update and supersede the current information in, and incorporated by reference in, this prospectus until we file a post-effective amendment that indicates the termination of the Offering of the Common Stock made by this prospectus.

We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished in Current Reports on Form 8-K filed under Item 2.02 or 7.01 of such form unless such form expressly provides to the contrary), including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (the “Annual Report”), as filed with the SEC on March 13, 2025;

(b)

The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, as filed with the SEC on May 12, 2025 and Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2025, as filed with the SEC on August 12, 2025;

(c)

The Company’s Current Reports on Form 8-K and Form 8-K/A (other than information furnished rather than filed) filed with the SEC on January 10, 2025; January 23, 2025; January 29, 2025; April 22, 2025, May 20, 2025 and October 9, 2025;

(d)

The Company’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 17, 2025 (subject to any provisions thereof which expressly provide that they are not incorporated by reference into filings under the Securities Act or Exchange Act); and

(e)

the description of our capital stock contained in our registration statement on Form 10 filed under the Exchange Act with the SEC on January 29, 1973, as the description therein has been updated and superseded by the description of capital stock contained in Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2022, including any amendments or reports filed for the purpose of updating the description.

As a smaller reporting company, we also are incorporating by reference any future information filed (rather than furnished) by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of the initial filing of the registration statement of which this prospectus is a part and before the effective date of the registration statement and after the date of this prospectus until the termination of the Offering. Any statements contained in a previously filed document incorporated by reference into this prospectus are deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, at no cost, upon written or oral request, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in the registration statement but not delivered with the prospectus. You should direct requests for documents to:

U.S. Energy Corp.

1616 S. Voss Rd., Suite 725, Houston, Texas 77057

Attn: Ryan L. Smith, Chief Executive Officer

Email: Ryan@usnrg.com

Phone: (346) 509-8734

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information was included in this prospectus.

Statements made in this prospectus or in any document incorporated by reference in this prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the documents incorporated by reference, each such statement being qualified in all material respects by such reference.

We maintain an Internet website at https://usnrg.com where the incorporated reports listed above can be accessed. Neither this website nor the information on this website is included or incorporated in or is a part of, this prospectus. Additionally, the SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, such as the Company, at http://www.sec.gov.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov and on the “Investors – SEC Filings” page of our website at https://usnrg.com. Neither this website nor the information on this website is included or incorporated in or is a part of, this prospectus. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC like us. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete, and, for a copy of the contract or document, you should refer to the exhibits that are a part of the registration statement. You should rely only on the information contained or incorporated by reference in this prospectus, and any supplement or amendment hereto. We have not authorized anyone to provide you with information different from that contained in this prospectus. The securities offered under this prospectus are offered only in jurisdictions where offers and sales are permitted. The information contained in this prospectus, and any free writing prospectus, is accurate only as of the date of this prospectus and any such free writing prospectus, regardless of the time of delivery of this prospectus or any free writing prospectus, or any sale of the securities.

This prospectus constitutes a part of a registration statement we filed with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the shares offered hereby, reference is hereby made to the registration statement. The registration statement may be inspected at the website addresses set forth in the paragraph above. Statements contained herein concerning any document filed as an exhibit are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement. Each such statement is qualified in its entirety by such reference.

Up to 24,100,000 Shares of Common Stock

PROSPECTUS

, 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an estimate of the registrant’s expenses, other than any sales commissions or discounts, in connection with the issuance and distribution of the securities being registered hereby. All amounts are estimates except for the SEC registration fee and the Financial Industry Regulatory Authority, or FINRA, filing fee.

Securities and Exchange Commission registration fee	$4,027
FINRA Filing Fee	$1,293
Accounting fees and expenses	$15,000
Printing and engraving expenses	$5,000
Legal fees and expenses	$130,000
Transfer agent and registrar fees	$10,000
Miscellaneous	$34,680
Total	$200,000

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Certificate of Incorporation provides that all of our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law (“DGCL”).

Under Section 145 of DGCL, a corporation has the power to indemnify its directors, officers, employees, and agents for expenses, judgments, fines, and settlement amounts incurred in connection with legal proceedings, provided the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may also extend to criminal actions, so long as the individual had no reasonable cause to believe their conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Delaware law further provides that individuals who successfully defend against any such proceeding are entitled to mandatory indemnification for expenses incurred. Determinations regarding whether indemnification is appropriate are made by the board of directors, a board committee, independent legal counsel, or the corporation’s stockholders. The law also permits the advancement of legal expenses prior to final disposition of a proceeding, subject to an undertaking to repay the amounts advanced if indemnification is ultimately determined to be unwarranted.

In addition to indemnification, corporations are empowered to purchase and maintain insurance on behalf of directors, officers, employees, and agents against liabilities incurred in their corporate roles, regardless of whether indemnification would be available under Delaware law.

In accordance with Section 102(b)(7) of the DGCL, our Certificate of Incorporation provides that no director shall be personally liable to us or any of our stockholders for monetary damages resulting from breaches of his or her fiduciary duty as a director, except to the extent such limitation on or exemption from liability is not permitted under the DGCL or unless he or she violated his or her duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her action as a director. The effect of this provision of our Certificate of Incorporation is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except as restricted by Section 102(b) of the DGCL. However, this provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with our Certificate of Incorporation, the liability of our directors to us or our stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of our Certificate of Incorporation limiting or eliminating the liability of directors, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to further limit or eliminate the liability of directors on a retroactive basis.

Our Certificate of Incorporation also provides that we will, to the fullest extent authorized or permitted by applicable law, indemnify our current and former officers and directors, as well as those persons who, while directors or officers of our corporation, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding. Notwithstanding the foregoing, a person eligible for indemnification pursuant to our Certificate of Incorporation will be indemnified by us in connection with a proceeding initiated by such person only if such proceeding was authorized by our board of directors, except for proceedings to enforce rights to indemnification and advancement of expenses.

The right to indemnification conferred by our Certificate of Incorporation is a contract right that includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by our officer or director (solely in the capacity as an officer or director of our corporation) will be made only upon delivery to us of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under our Certificate of Incorporation or otherwise.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by our Certificate of Incorporation may have or hereafter acquire under law, our Certificate of Incorporation, our bylaws (as amended and restated), an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of our Certificate of Incorporation affecting indemnification rights, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. Our Certificate of Incorporation will also permit us, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by our Certificate of Incorporation.

Our Amended and Restated Bylaws (“Bylaws”) include the provisions relating to advancement of expenses and indemnification rights consistent with those set forth in our Certificate of Incorporation. In addition, our Bylaws provide for a right of an indemnitee to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. Our Bylaws also permit us to purchase and maintain insurance, at our expense, to protect us and/or any director, officer, employee or agent of our corporation or another entity, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Any repeal or amendment of provisions of our Bylaws affecting indemnification rights, whether by our board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

We have entered into indemnification agreements with each of our officers and directors. These agreements require us to indemnify these individuals to the fullest extent permitted under applicable law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The following is a summary of transactions by us within the past three years involving sales or our securities that were not registered under the Securities Act.

On January 7, 2025, the Company entered into, and simultaneously closed the transactions contemplated by, a Purchase and Sale Agreement (the “Synergy Purchase Agreement”), with Synergy Offshore LLC (“Synergy”). Synergy is controlled by Mr. Duane H. King, a member of the Board of Directors of the Company, who serves as the Chief Executive Officer and Manager of Synergy, and John A. Weinzierl, the Company’s Chairman, who is an approximate sixty percent beneficial owner of Synergy.

Pursuant to the Synergy Purchase Agreement, we agreed to purchase from Synergy, 24 thousand net operated acres located across the Kevin Dome structure in Toole County, Montana, which are highly contiguous to the properties we acquired in June 2024 (discussed below), including all leases, wells, rights and interests in, under or derived from all communitization, unitization, or pooling agreements or pooling orders, easements, mineral interests, contracts, production, equipment, claims, receivables, indemnities, permits, seismic studies and records, associated therewith (collectively, the “Property”), subject to Synergy retaining an undivided twenty percent (20.00%) of Synergy’s right title and interest in the Property, and certain excluded assets (the “Synergy Reserved Interest”).

The Property was acquired in consideration for (a) $2.0 million in cash, subject to customary adjustments; (b) 1,400,000 shares of the Company’s restricted Common Stock (the “Closing Shares”); (c) a carried working interest whereby we agreed to cover and pay for 100% of Synergy’s costs attributable to the Synergy Reserved Interest, until the earlier of (i) 78 months from the closing date; or (ii) the date the total costs associated therewith total $20 million; (d) our agreement to pay Synergy 18% of the cash amounts we actually realize following the closing in, so much as they result from, are generated by, or are credited to us, pursuant to any law or regulation allowing for benefits resulting from our sequestration of carbon oxides or similar substances derived directly from the area of mutual interest (“AMI”) surrounding the Property; and (e) our agreement to pay Synergy 18% of the gain we receive in connection with any sale of the initial CO2 plant located on the Property (which includes any expansions connected to the initial installation that processes production from within the AMI in which we have a financial interest), in the same form as the consideration we receive upon such sale;

We claim an exemption from registration pursuant to Section 4(a)(2) and/or Rule 506 of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), for the offer and sale of the 1,400,000 Closing Shares, since the transaction did not involve a public offering, the recipient was an “accredited investor”, and acquired the securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. The securities are subject to transfer restrictions, and the securities contain an appropriate legend stating that such securities have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom. The securities will not be registered under the Securities Act and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws.

On June 26, 2024, we entered into a Purchase and Sale Agreement for Farmout Assignment (the “Wavetech Purchase Agreement”) with Wavetech Helium, Inc. (“Wavetech”). Pursuant to the Wavetech Purchase Agreement, effective June 1, 2024, we acquired rights to a farmout agreement (the “Farmout Agreement”) pursuant to which Wavetech had the rights to certain properties located across the Kevin Dome Structure in Toole County, Montana (the “Toole County Property”), which vest upon the drilling of two wells on the Toole County Property. Specifically, we acquired eighty-two and one-half percent (82.5%) of Wavetech’s rights under the Farmout Agreement (the “Assigned Rights”).

In consideration for the purchase of the Assigned Rights, we paid Wavetech $2.0 million in cash and issued Wavetech 2,600,000 shares of restricted Common Stock (the “Wavetech Shares”). Additionally, Wavetech agreed to be responsible for 100% of the costs and expenses associated with its 17.5% carried working interest in the Assigned Rights, with the exception of any monthly lease operating expenses, until such time as Wavetech has paid $20.0 million in such expenses.

The issuance of the Wavetech Shares was exempt from registration pursuant to Section 4(a)(2) and/or Rule 506(b) of Regulation D of the Securities Act, since the foregoing issuance did not involve a public offering, the recipient was an “accredited investor”, and the recipient acquired the securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. The securities were offered without any general solicitation by us or our representatives. The securities are subject to transfer restrictions, and the certificates or book-entry notations evidencing the securities contain an appropriate legend stating that such securities have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom.

On January 5, 2022 (the “Closing Date”), we closed the acquisitions (the “Closing”) contemplated by those certain three separate Purchase and Sale Agreements (as amended from time to time, the “Purchase Agreements”), previously entered into by the Company on October 4, 2021, with each of (a) Lubbock Energy Partners LLC (“Lubbock”); (b) Banner Oil & Gas, LLC, Woodford Petroleum, LLC and Llano Energy LLC (collectively, “Banner”), and (c) Synergy Offshore LLC (“Synergy”, and collectively with Lubbock and Banner, the “Sellers”).

Pursuant to the Purchase Agreements, we acquired certain oil and gas properties from the Sellers, representing a diversified, conventional portfolio of operated, producing, oil-weighted assets located across the Rockies, West Texas, Eagle Ford, and Mid-Continent. The acquisition also included certain wells, contracts, technical data, records, personal property and hydrocarbons associated with the acquired assets (collectively with the oil and gas properties acquired, the “Acquired Assets”).

The purchase price for the Acquired Assets was (a) $125,000 in cash and 6,568,828 shares of our Common Stock, as to Lubbock; (b) $1,000,000 in cash, the repayment of $3.5 million in liabilities, and 6,790,524 shares of Common Stock, as well as the novation of certain hedges which had a mark to market loss of approximately $3.1 million as of the Closing Date, as to Banner; and (c) $125,000 in cash and 6,546,384 shares of Common Stock, as to Synergy. The aggregate purchase price under all the Purchase Agreements was $1.25 million in cash, 19,905,736 shares of Common Stock (the “PSA Shares”), the repayment of $3.5 million in debt, as well as the novation of the hedges discussed above.

We claim an exemption from registration pursuant to Section 4(a)(2) and/or Rule 506 of Regulation D of the Securities Act, for the issuance of the 19,905,736 SPA Shares, since the Purchase Agreements and related transactions did not involve a public offering, the recipients were “accredited investors”, and acquired the securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. The securities are subject to transfer restrictions, and the securities contain an appropriate legend stating that such securities have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom. The securities are not registered under the Securities Act and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws.

On March 11, 2022, a holder of warrants exercised warrants to purchase 50,000 shares of Common Stock with an exercise price of $3.92 per share, we received proceeds of $195 thousand and issued 50,000 shares of Common Stock. We claim an exemption from registration pursuant to Section 4(a)(2) of the Securities Act, for the above issuance in connection with the exercise.

On October 9, 2025, the Company entered into a Common Stock Purchase Agreement (the “Purchase Agreement”) and a related Registration Rights Agreement (the “Registration Rights Agreement”), each dated as of October 9, 2025, with Roth Principal Investments, LLC (“Roth Principal Investments”). Upon the terms and subject to the satisfaction of the conditions set forth in the Purchase Agreement, the Company will have the right, in its sole discretion, to sell to Roth Principal Investments up to $25,000,000 of newly issued shares of the Company’s common stock, subject to certain conditions and limitations contained in the Purchase Agreement, from time to time during the term of the Purchase Agreement. Sales of Common Stock pursuant to the Purchase Agreement, and the timing of any sales, are solely at the option of the Company, and the Company is under no obligation to sell any securities to Roth Principal Investments under the Purchase Agreement. In connection with the entry into the Purchase Agreement, the Company issued Roth Principal Investments 223,141 shares of common stock (the “Commitment Shares”). The securities that may be issued under the Purchase Agreement are being offered and sold by the Company in a transaction exempt from registration under the Securities Act, in reliance on Section 4(a)(2) thereof and Rule 506(b) of Regulation D thereunder. Roth Principal Investments represented to the Company in the Purchase Agreement that it is an “accredited investor,” as defined in Regulation D, and is acquiring the securities under the Purchase Agreement for its own account, for investment purposes and not with a view towards, or for resale in connection with, the public distribution thereof in violation of the Securities Act or any applicable state securities or “Blue Sky” laws. Accordingly, the offer and sale by the Company of the securities that have been or may be issued to Roth Principal Investments under the Purchase Agreement is not being registered under the Securities Act or any applicable state securities or “Blue Sky” laws and, therefore, such securities may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities or “Blue Sky” laws.

ITEM 16. EXHIBITS

(a) Exhibits Pursuant to Item 601 of Regulation S-K:

		Incorporated by Reference
Exhibit No.	Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
1.1	Underwriting Agreement, dated January 22, 2025, by and between U.S. Energy Corp. and Roth Capital Partners, LLC	8-K	000-06814	1.1	1/23/2025
3.1	Certificate of Transfer, filed with the Secretary of State of Wyoming on August 3, 2022, and effective on August 3, 2022	8-K	000-06814	3.4	8/3/2022
3.2	Certificate of Conversion, filed with the Secretary of State of Delaware and effective August 3, 2022	8-K	000-06814	3.1	8/4/2022
3.3	Certificate of Incorporation of U.S. Energy Corp, Delaware, filed with the Secretary of State of Delaware and effective, August 3, 2022	8-K	000-06814	3.2	8/4/2022
3.4	Amended and Restated Bylaws of U.S. Energy Corp, Delaware, effective August 3, 2022	8-K	000-06814	3.3	8/4/2022
3.5	Wyoming Certificate of Transfer, effective August 3, 2022	8-K	000-06814	3.4	8/4/2022
4.1	Description of Securities of the Registrant	10-K	000-06814	4.1	4/13/2023
5.1	Opinion and consent of The Loev Law Firm, PC re: the legality of the securities being registered					X
10.1†	U.S. Energy Corp. Amended and Restated 2012 Equity Performance and Incentive Plan	8-K	000-06814	10.1	6/10/2020
10.2†	Form of Grant to the 2012 Equity and Performance Incentive Plan	10-K	000-06814	10.5.1	3/18/2013
10.3†	Form of 2012 Equity and Performance Plan Option Agreement between U.S. Energy Corp. and its directors	10-K	000-06814	10.8(i)	3/28/2018
10.4†	Form of 2012 Equity and Performance Plan Incentive Option Agreement between U.S. Energy Corp. and its executive officers	10-K	000-06814	10.8(j)	3/28/2018
10.5†	U.S. Energy Corp. 2021 Equity Incentive Plan	8-K	000-06814	10.1	6/29/2021
10.6†	Form of Stock Option Agreement (2021 Equity Incentive Plan)	S-8	333-261600	10.2	12/10/2021
10.7†	Form of Restricted Stock Grant Agreement (2021 Equity Incentive Plan)	S-8	333-261600	10.3	12/10/2021

10.8	Registration Rights Agreement dated January 5, 2022, by and between U.S. Energy Corp., Banner Oil & Gas, LLC, Woodford Petroleum, LLC, Llano Energy LLC, Lubbock Energy Partners LLC and Synergy Offshore LLC	8-K	000-06814	10.1	1/10/2022
10.9	Nominating and Voting Agreement dated January 5, 2022, by and between U.S. Energy Corp., Banner Oil & Gas, LLC, Woodford Petroleum, LLC, Llano Energy LLC, Lubbock Energy Partners LLC and Synergy Offshore LLC	8-K	000-06814	10.2	1/10/2022
10.10	Credit Agreement dated as of January 5, 2022, among U.S. Energy Corp., as borrower, Firstbank Southwest, as Administrative Agent and the Lenders party thereto	8-K	000-06814	10.6	1/10/2022
10.11	Note dated January 5, 2022 in connection with January 5, 2022, Credit Agreement	8-K	000-06814	10.7	1/10/2022
10.12	Unconditional Guaranty dated January 5, 2022, by and between Firstbank Southwest and Energy One LLC, New Horizon Resources LLC and BOG – OSAGE, LLC	8-K	000-06814	10.8	1/10/2022
10.13	Security Agreement dated January 5, 2022, by and between U.S. Energy Corp., Energy One LLC, New Horizon Resources LLC and BOG – OSAGE, LLC and Firstbank Southwest	8-K	000-06814	10.9	1/10/2022
10.14	Intercreditor Agreement dated January 5, 2022, by and between Nextera Energy Marketing, LLC, each Swap Counterparty thereto, U.S. Energy Corp. and Firstbank Southwest	8-K	000-06814	10.1	1/10/2022
10.15	ISDA 2002 Master Agreement between Nextera Energy Marketing, LLC and U.S. Energy Corp., and related Schedule and form of Guaranty.	8-K	000-06814	10.11	1/10/2022
10.16†	Form of U.S. Energy Corp. Notice of Restricted Stock Grant and Restricted Stock Grant Agreement (2021 Equity Incentive Plan)(officer and employee awards – January 2022)	8-K/A	000-06814	10.12	1/21/2022
10.17†	Form of U.S. Energy Corp. Notice of Restricted Stock Grant and Restricted Stock Grant Agreement (2021 Equity Incentive Plan)(non-executive director awards – January 2022)	8-K/A	000-06814	10.13	1/21/2022
10.18	Borrowing Base Increase Letter Agreement dated July 26, 2022, between U.S. Energy Corp. and Firstbank Southwest, as Administrative Agent	8-K	000-06814	10.3	7/28/2022

10.19†	Amended and Restated Nominating and Voting Agreement dated September 1, 2022, by and between U.S. Energy Corp., Banner Oil & Gas, LLC, Woodford Petroleum, LLC, Llano Energy LLC, Lubbock Energy Partners LLC, Synergy Offshore LLC, King Oil & Gas Company, Inc., WDM Family Partnership, LP, and Katla Energy Holdings LLC	8-K	000-06814	10.1	9/16/2022
10.20†	Form of Officer and Director Indemnification Agreement	8-K	000-06814	10.1	9/2/2022
10.21†	U.S. Energy Corp. 2022 Equity Incentive Plan	8-K	000-06814	10.1	6/21/2022
10.22†	Form of Stock Option Agreement (2022 Equity Incentive Plan)	S-8	333-267267	4.2	9/2/2022
10.23†	Form of Restricted Stock Grant Agreement (2022 Equity Incentive Plan)	S-8	333-267267	4.3	9/2/2022
10.24†	May 5, 2022 Employment Agreement between U.S. Energy Corp. and Ryan L. Smith	8-K	000-06814	10.1	5/5/2022
10.25	Borrowing Base Increase Letter Agreement dated July 26, 2022, between U.S. Energy Corp. and Firstbank Southwest, as Administrative Agent	8-K	000-06814	10.3	7/28/2022
10.26†	Offer Letter dated June 1, 2023, by and between U.S. Energy Corp. and Mark Zajac	8-K	000-06814	10.2	6/5/2023
10.27†	Separation and Release Agreement, dated July 31, 2023, by and between U.S. Energy Corp. and Donald A. Kessel	8-K	000-06814	10.1	8/1/2023
10.28†	U.S. Energy Corp. Form of Restricted Stock Grant Agreement – Ryan L. Smith (170,000 shares grant – March 19, 2024) (2022 Equity Incentive Plan)	8-K	000-06814	10.1	3/21/2024
10.29	Purchase and Sale Agreement by and between New Horizon Resources LLC, as seller, and Warwick-Artemis, LLC, as buyer, dated July 9, 2024	8-K	000-06814	10.1	7/14/2024
10.30†	August 14, 2024, First Amended and Restated Employment Agreement between U.S. Energy Corp and Ryan L. Smith	8-K	000-06814	10.1	8/15/2024
10.31	Purchase and Sale Agreement dated December 12, 2024, by and between U.S. Energy Corp. and New Horizon Resources LLC, as seller, and 84 Resources Holdings, LLC, as buyer, December 12, 2024	8-K	000-06814	10.1	12/13/2024
10.32	Purchase and Sale Agreement dated January 7, 2025, by and between U.S. Energy Corp., as purchase and Synergy Offshore LLC, as seller	8-K	000-06814	10.1	1/10/2025
10.33	Share Repurchase Agreement dated January 27, 2025, by and between U.S. Energy Corp., and Banner Oil & Gas, LLC, Woodford Petroleum, LLC, and Sage Road Energy II, LP	8-K	000-06814	10.1	1/29/2025

10.34	Common Stock Purchase Agreement dated as of October 9, 2025, by and between U.S. Energy Corp. and Roth Principal Investments, LLC	8-K	000-06814	10.1	10/9/2025
10.35	Registration Rights Agreement dated as of October 9, 2025, by and between U.S. Energy Corp. and Roth Principal Investments, LLC	8-K	000-06814	10.2	10/9/2025
21.1	Subsidiaries of the Registrant	10-K	000-06814	21.1	6/16/2023
*23.1	Consent of Independent Registered Public Accounting Firm (Weaver and Tidwell, L.L.P.)					X
*23.2	Consent of Reserve Engineer (On Point Resources, Inc.)					X
*23.3	Consent of The Loev Law Firm, PC (included in Exhibit 5.1)					X
*24.1	Power of Attorney (included on the signature page of this registration statement)					X
99.1	Reserve Report Summary (On Point Resources, Inc.)	10-K	000-06814	99.1	6/16/2023
99.2	Plan of Conversion of U.S. Energy Corp. (a Wyoming corporation) to U.S. Energy Corp. (a Delaware corporation), dated July 27, 2022 and effective August 3, 2022	8-K	000-06814	99.1	8/4/2022
107*	Filing Fee Table					X

*	Filed herewith.

**	To be filed by amendment.

†	Exhibit constitutes a management contract or compensatory plan or agreement.

#

Certain schedules, annexes, and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request; provided, however, that U.S. Energy Corp. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

ITEM 17. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, State of Texas on the 9th day of October 2025.

U.S. ENERGY CORP.

/s/ Ryan L. Smith
By:	Ryan L. Smith, President, Chief Executive Officer, and Director
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the persons whose signature appears below constitute and appoint Ryan L. Smith and Mark L. Zajac, and each of them, as true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, and generally to do all such things in their names and behalf in their capacities as officers and directors to enable U.S. Energy Corp. to comply with the provisions of the Securities Act of 1933 and all requirements of the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ryan L. Smith	President, Chief Executive Officer, and Director	October 9, 2025
Ryan L. Smith	(Principal Executive Officer)

/s/ Mark L. Zajac	Chief Financial Officer	October 9, 2025
Mark L. Zajac	(Principal Financial and Accounting Officer)

/s/ John Weinzierl	Chairman and Director	October 9, 2025
John Weinzierl

/s/ James W. Denny III	Director	October 9, 2025
James W. Denny III

/s/ Randall D. Keys	Director	October 9, 2025
Randall D. Keys

/s/ Duane H. King	Director	October 9, 2025
Duane H. King

/s/ D. Stephen Slack	Director	October 9, 2025
D. Stephen Slack